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The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2003

As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-061394

PROSPECTUS SUPPLEMENT (To Prospectus Dated August 28, 2002)

2,300,000 Shares
Tanger Factory Outlet Centers, Inc.
Common Shares
$            per share

        We are selling 2,300,000 of our common shares. We have granted the underwriters an option to purchase up to 345,000 additional common shares to cover over-allotments.

        Our common shares are listed on the New York Stock Exchange under the symbol "SKT." The last reported sale price on the New York Stock Exchange on December 4, 2003 was $42.25 per share.

        Investing in our common shares involves risks. See "Risk Factors" on page S-10 of this prospectus supplement and page 4 in the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to us (before expenses)	$	$

        The underwriters expect to deliver the shares to purchasers on or about December     , 2003.

Citigroup	Goldman, Sachs & Co.
Sole Book-Running Manager	Co-Lead Manager
Banc of America Securities LLC	UBS Investment Bank

December     , 2003.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights the information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the shares. You should read the prospectus supplement and the prospectus, as well as the documents incorporated herein and therein by reference. Unless the context indicates otherwise, the term the "Company" refers to Tanger Factory Outlet Centers, Inc. and its consolidated subsidiaries and the term "Operating Partnership" refers to Tanger Properties Limited Partnership. The terms "we", "our" and "us" refer to the Company or the Company and the Operating Partnership together, as the context requires. Unless otherwise indicated, information in this prospectus supplement is provided assuming that (i) financial information is presented as of, or for the period ended, September 30, 2003, (ii) property information presented as of December 1, 2003 includes our Myrtle Beach Center held through an unconsolidated joint venture in which we own a 50% interest and (iii) the underwriters' over-allotment option is not exercised.

Tanger Factory Outlet Centers, Inc.

The Company

        We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, focusing exclusively on developing, acquiring, owning and operating factory outlet shopping centers. Since entering the factory outlet center business 22 years ago, we have become one of the largest owners and operators of factory outlet centers in the country. As of December 1, 2003, we owned interests in 27 shopping centers, with a total gross leasable area, or GLA, of approximately 5.6 million square feet, which were 97% occupied. In addition as of December 1, 2003, we managed for a fee four shopping centers, with a total GLA of approximately 434,000 square feet, bringing the total number of centers we operated to 31 with a total GLA of approximately 6.1 million square feet containing over 1,300 stores and representing over 300 store brands.

        In 1981 Stanley K. Tanger, our Chairman and Chief Executive Officer, began developing successful factory outlet centers. Steven B. Tanger joined the company in 1986 and by June 1993, the Tangers had developed 17 centers with a total GLA of approximately 1.5 million square feet. In June 1993, we completed our initial public offering, making Tanger Factory Outlet Centers, Inc. the first publicly traded outlet center company. Since our initial public offering, we have grown our portfolio through strategic developments and acquisitions.

        As of December 1, 2003, our management beneficially owned approximately 23.9% (20.5% after giving effect to this offering) of all our outstanding common shares (assuming the partnership units are exchanged for our common shares but without giving effect to the exercise of any outstanding share and partnership unit options).

        We are organized under the laws of the state of North Carolina. We maintain our principal executive offices at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, and our telephone number is (336) 292-3010. Our website address is www.tangeroutlet.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Competitive Strengths

        We believe that our key competitive strengths are:

  •
  Industry Consolidation and Barriers to Entry. During the last several years, the factory outlet industry has been consolidating with smaller, less capitalized operators struggling to compete with, or being acquired by, larger, national factory outlet operators. Since 1997 the number of factory outlet centers in the United States has decreased while the average size factory outlet center has increased. During this period of consolidation, the high barriers to entry in the factory outlet industry, including the need for extensive relationships with premier brand name manufacturers, has minimized the number of new factory outlet centers. Since January 2000 only 11 new factory outlet centers have opened. This consolidation trend and the high barriers to entry, along with our national presence, access to capital and extensive tenant relationships, have allowed us to grow our business and improve our market position.

  •
  Diverse Tenant Base and Geographic Distribution. Our portfolio is well diversified both geographically and by tenant. We have a diverse tenant base comprised of over 300 different well-known, upscale, national designer or brand name store concepts, such as Liz Claiborne, Reebok, Tommy Hilfiger, Polo Ralph Lauren, GAP, Nautica, Coach Leatherware, Brooks Brothers, Zales and Nike. As of December 1, 2003, no tenant, including all of its store concepts, accounted for more than 6.5% of either our total GLA or our combined base and percentage rental revenues. Our centers are located coast-to-coast throughout 18 states.

  •
  Experienced and Incentivized Management Team. Our management team, led by Stanley K. Tanger and Steven B. Tanger, has extensive experience developing and managing factory outlet centers, with an average of over 20 years of experience in the retail real estate industry and 14 years of experience with our company. As of December 1, 2003, our management beneficially owned approximately 23.9% (20.5% after giving effect to this offering) of all our outstanding common shares (assuming the partnership units are exchanged for our common shares but without giving effect to the exercise of any outstanding share and partnership unit options).

  •
  Brand Name Recognition of Tanger Name. Each of our factory outlet centers carries the Tanger brand name. We believe that both national manufacturers and consumers identify the Tanger name with outlet shopping centers that offer recognized high-quality brands at lower prices than department stores and retail malls in a convenient and appealing setting.

  •
  Successful Development and Expansion Experience. Since our initial public offering in June 1993, we have added approximately 4.1 million square feet of GLA to our portfolio through strategic new development, expansions of existing centers, acquisitions and dispositions. We have pursued a balanced investment program since our initial public offering, developing ten centers totaling approximately 1.7 million square feet, acquiring eight centers totaling approximately 1.3 million square feet, expanding 20 centers totaling approximately 1.9 million square feet and disposing of eight properties totaling approximately 800,000 square feet.

  •
  Long-Standing, Loyal Tenant Relationships. As one of the original participants in the outlet industry, we have developed long-standing relationships with many national and regional manufacturers. Our relationship with Polo Ralph Lauren began in 1984 with one of their first outlet stores. Our relationship with Liz Claiborne began in 1986 with their first outlet store. Our relationship with Phillips Van-Heusen Corporation began in 1982. Our relationship with The GAP, Inc. began in 1997 with their first outlet store. Each of these relationships has expanded over time and continues today.

Business Objective and Strategies

        We seek to enhance our operating performance and financial position by pursuing the following business objectives and strategies:

  •
  Develop and Acquire New Properties. We typically seek opportunities to develop or acquire new centers in locations that have at least 3.5 million people residing within an hour's drive, an average household income within a 50-mile radius of at least $35,000 per year and access to frontage on a major or interstate highway with a traffic count of at least 35,000 cars per day. We will vary our minimum conditions based on the particular characteristics of a site, especially if the site is located near or at a tourist destination. Our current goal is to target sites that are large enough to support centers with approximately 75 stores totaling at least 300,000 square feet of GLA.

  •
  Increase Cash Flow and the Long-Term Value of the Real Estate Portfolio. Our existing strategy is to increase revenues through new development and selective acquisitions and expansions of factory outlet centers while minimizing our operating expenses by designing low maintenance properties and achieving economies of scale. We continue to focus on strengthening our tenant base in our centers by replacing low volume tenants with high volume premier brand name manufacturers, such as Liz Claiborne, Reebok, Tommy Hilfiger, Polo Ralph Lauren, GAP, Nautica, Coach Leatherware, Brooks Brothers, Zales and Nike.

  •
  Maintain a Strong and Flexible Financial Position. We intend to maintain a strong and flexible financial position by: (i) managing our leverage position when pursuing new development and expansion opportunities, (ii) extending and sequencing debt maturities, (iii) managing our interest rate risk through a proper mix of fixed and variable rate debt, (iv) maintaining our liquidity by having available lines of credit, and (v) preserving internally generated sources of capital by strategically divesting underperforming assets, maintaining a conservative distribution payout ratio and reinvesting a significant portion of our cash flow into our portfolio.

        From time to time, we evaluate and consider opportunities for acquiring portfolios of properties and new business developments in the factory outlet industry, and we are currently evaluating proposals for such transactions. We cannot, however, assure you that we will complete any such transaction on terms acceptable to us or that we will complete any such transaction.

Charter Oak Acquisition

        On October 3, 2003, we entered into a definitive agreement for the acquisition of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet of GLA. The closing is expected to take place in December 2003. We have formed a limited liability company with an affiliate of Blackstone Real Estate Advisors to acquire the portfolio as a joint venture. We own one-third and Blackstone owns two-thirds of the joint venture, subject to a preferred return to Blackstone. We will provide operating, management, leasing and marketing services to the properties for a fee. The purchase price for this transaction is $491.0 million, including the assumption of approximately $187.1 million of cross-collateralized debt which has a fixed interest rate of 6.59%.

        We believe the addition of the Charter Oak properties is an excellent geographic fit for us and is in line with our strategy of creating an increased presence in high-end resort locations. We will work to add value to these centers through our proven managerial skills, marketing expertise and Tanger brand name recognition. To attain that objective, we will formulate an extensive remerchandising strategy that leverages our extensive retail relationships and work to enhance the centers and occupancy rates by adding additional upscale tenants to the existing high-quality roster. See "Charter Oak Acquisition" on page S-27 for further details on the transaction.

Property Summary

        The table set forth below summarizes certain information with respect to our existing centers in which we have ownership interests as of December 1, 2003 and the properties in the Charter Oak portfolio as of December 1, 2003, which is expected to be acquired in December 2003. Except as noted, all properties are fee owned.

City	State	GLA (square feet)	Occupancy Rate	Major Tenants as of December 1, 2003
Existing Centers
Riverhead(1)	NY	729,238	100%	Barney's, Brooks Brothers, Coach, GAP, Old Navy, Polo Ralph Lauren, Pottery Barn, Saks Off Fifth, Timberland
San Marcos	TX	442,486	100	Banana Republic, Fossil, Liz Claiborne, Nautica, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Sevierville(2)	TN	419,023	100	Banana Republic, Coach, GAP, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Commerce II	GA	342,556	96	Banana Republic, GAP, Jockey, Kasper, Nike, Polo Jeans, Timberland, Zales
Howell	MI	325,231	100	Bose, Carter's Childrenswear, GAP, Liz Claiborne, Nike, Polo Ralph Lauren, Tommy Hilfiger
Myrtle Beach(3)(4)	SC	324,333	100	Carter's Childrenswear, Coach, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger, VF Factory Outlet
Branson	MO	277,883	100	Coach, GAP, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger, Zales
Williamsburg	IA	277,230	96	Brooks Brothers, Coach, GAP, Nike, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Lancaster	PA	255,059	100	Banana Republic, Coach, GAP, Movado, Nike, Polo Ralph Lauren, Timberland
Locust Grove	GA	247,454	100	Carter's Childrenswear, GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Tommy Hilfiger, Zales
Gonzales	LA	245,199	99	GAP, Liz Claiborne, Nine West, Old Navy, Oshkosh B'Gosh, Reebok, Zales
Fort Meyers	FL	198,789	89	Coach, GAP, Izod, Jones New York, Liz Claiborne, Oshkosh B'Gosh
Commerce I	GA	185,750	76	Aeropostale, Bass Shoe, Elisabeth, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Reebok
Terrell	TX	177,490	100	GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Oshkosh B'Gosh, Reebok
Dalton	GA	173,430	99	Carter's Childrenswear, Izod, L'eggs Hanes Bali, Nautica
Seymour	IN	141,051	100	Bass Shoe, GAP, J. Crew, L'eggs Hanes Bali, Liz Claiborne, Polo Ralph Lauren, Reebok
North Branch	MN	134,480	100	GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Reebok, Wilsons Leather, Zales
West Branch	MI	112,420	100	Carter's Childrenswear, Coach, GAP, Liz Claiborne, Polo Ralph Lauren, Zales
Barstow	CA	105,950	87	Bass Shoe, Coach, Liz Claiborne, Nautica, Nine West, Mikasa, Polo Ralph Lauren, Reebok
Blowing Rock	NC	105,448	100	Carter's Childrenswear, Coach, GAP, Izod, L'eggs Hanes Bali, Liz Claiborne, Polo Ralph Lauren
Pigeon Forge(5)	TN	94,558	93	Coach, L'eggs Hanes Bali, Liz Claiborne, Oshkosh B'Gosh, Reebok, Rockport, Tommy Hilfiger
Nags Head	NC	82,254	100	Coach, GAP, L'eggs Hanes Bali, Nautica, Polo Ralph Lauren, Wilsons Leather

Boaz	AL	79,575	97	Eddie Bauer, GAP, L'eggs Hanes Bali, Lenox, Liz Claiborne, Nautica, Oshkosh B'Gosh, Reebok
Kittery I	ME	59,694	100	Carter's Childrenswear, Coldwater Creek, Dana Buchman, Jones New York, L'eggs Hanes Bali, Liz Claiborne, Oshkosh B'Gosh
LL Bean, North Conway	NH	50,745	100	Geoffrey Bean, LL Bean, L'eggs Hanes Bali, Nautica
Kittery II	ME	24,619	100	Brooks Brothers, Nautica, Samsonite, Skechers, Villeroy & Boch
Clover, North Conway	NH	11,000	100	Brooks Brothers, Liz Claiborne

Total Existing Centers		5,622,945	97%

Charter Oak Portfolio
Rehoboth(6)	DE	568,787	99%	Aeropostale, Bose, Coach, Liz Claiborne, Nike, Old Navy, Polo Ralph Lauren
Foley	AL	535,199	98	Banana Republic, Brooks Brothers, Chico's, Coach, GAP, Nike, Polo Ralph Lauren
Myrtle Beach	SC	427,472	93	Aeropostale, Banana Republic, Bose, Coach, GAP, Nike, Polo Ralph Lauren
Hilton Head	SC	393,094	86	Banana Republic, Coach, GAP, Escada, Movado, Nike, Timberland
Park City	UT	300,591	98	Coach, GAP, Liz Claiborne, Nike, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Westbrook	CT	291,051	96	Carter's Childrenswear, J. Crew, L'eggs Hanes Bali, Old Navy, Oshkosh B'Gosh, Reebok, Timberland
Lincoln City	OR	270,280	95	Coach, Columbia Sportswear, GAP, GAP Kids, Old Navy, Pacific Sunwear, Zales
Tuscola	IL	258,114	80	Coach, GAP, Nautica, Polo Ralph Lauren, Tommy Hilfiger, Wilsons Leather, Zales
Tilton	NH	227,966	96	Carter's Childrenswear, Coach, Factory Brand Shoes, GAP, J. Jill, Liz Claiborne, Polo Ralph Lauren

Total		3,272,554	94%

Total Existing Centers and Charter Oak Portfolio		8,895,499	96%

(1)
A portion of our Riverhead center (containing approximately 298,000 square feet of GLA) is subject to a ground lease through May 31, 2004 which will be automatically renewed for up to seven additional terms of five years each unless we give notice. We intend to renew the ground lease in May 2004.

(2)
Our Sevierville center is subject to a ground lease which expires in 2046.

(3)
Our Myrtle Beach center is subject to a ground lease with an initial term through 2026, with renewal options for up to seven additional terms of ten years each at our option.

(4)
Represents property that is currently held through an unconsolidated joint venture in which we own a 50% interest.

(5)
Our Pigeon Forge center is subject to a ground lease which expires in 2086.

(6)
A portion of the Rehoboth Beach center (containing approximately 186,000 square feet of GLA) is subject to a ground lease which expires in 2044.

Other Recent Developments

Deer Park (Long Island), New York Site Development

        During the third quarter of 2003, we established a wholly owned subsidiary, Tanger Deer Park, LLC ("Tanger Deer Park"). On July 29, 2003, Tanger Deer Park entered into a joint venture agreement with two other members to create Deer Park Enterprise, LLC ("Deer Park"). Each member in the joint venture has a one-third ownership interest. Deer Park was formed for the purpose of, but not limited to, developing a site located in Deer Park, New York with approximately 790,000 square feet of GLA planned at total buildout. We expect the site will contain both outlet and big box retail tenants with delivery of the initial phase expected to occur in the summer of 2006. During the third quarter, each member made an equity contribution to Deer Park of $433,000.

        On October 10, 2003, Deer Park closed a sale-leaseback transaction for the above mentioned development site. The agreement consists of the sale of the property to Deer Park for $29.0 million which is being leased back to the seller under a 24-month operating lease agreement. Each member made an additional equity contribution of $1.2 million at the time of purchase. In conjunction with the purchase, Deer Park closed on a loan in the amount of $19.0 million with Fleet Bank due in October 2005 and a purchase money mortgage in the amount of $7.0 million. The Fleet Bank loan has a floating interest rate equal to LIBOR plus 2.00%. The debt incurred by Deer Park is collateralized by the property as well as joint and several guarantees by all three members.

Sale of Casa Grande, Arizona Property

        On October 31, 2003, we completed the sale of our 185,000 square foot property located in Casa Grande, Arizona. Net proceeds received from the sale of this property were approximately $6.6 million. As a result of the sale, we expect to recognize a gain in the fourth quarter of 2003 on sale of real estate of approximately $588,000.

Expansion of Myrtle Beach, South Carolina Property

        We are currently underway with a 79,000 square foot, third expansion at our existing outlet center in Myrtle Beach, South Carolina. The estimated cost of the expansion is $9.7 million, and we currently expect to complete the expansion with stores commencing operations during the summer of 2004. The center, which has been developed and is managed and leased by us, is owned through a joint venture of which we own a 50% interest. After debt proceeds of $6.3 million, our portion of the equity investment for the third phase will be approximately $1.7 million. Upon completion of the expansion, the Myrtle Beach center will total approximately 403,000 square feet.

Option to Purchase Land Near Pittsburgh, Pennsylvania

        On March 19, 2003, we acquired an option to purchase land and have begun the early development and leasing of a site located approximately 25 miles southwest of Pittsburgh, Pennsylvania. We currently expect the center to be approximately 420,000 square feet upon total build out with the initial phase scheduled to open in the summer of 2005.

Increase in Unsecured Lines of Credit

        In October 2003, we received a commitment from Wells Fargo Bank to increase our existing line of credit from $10.0 million to $25.0 million. This increase will bring our committed unsecured, revolving lines of credit up to $100.0 million. All of our lines of credit have maturity dates of June 30, 2005.

The Offering

Shares offered	2,300,000 common shares.
Shares to be outstanding after the offering	12,921,643 common shares.(1)
Use of proceeds
We expect the net proceeds of the offering, after underwriting discounts and payment of our offering expenses, to be approximately $91.8 million. The net proceeds will be used, together with other available funds, to fund our portion of the equity required to acquire the Charter Oak portfolio of outlet shopping centers and for general corporate purposes. Pending such use, we may temporarily repay borrowings under our revolving lines of credit, or invest the funds in short-term money market or other suitable instruments. As of December 1, 2003, the weighted average interest rate on our lines of credit was 2.72%. These lines of credit are scheduled to mature June 30, 2005.
New York Stock Exchange symbol	SKT.

(1)
Information as of December 4, 2003 after giving effect to the offering but without giving effect to the underwriters' over-allotment option. On a fully diluted basis, after giving effect to the conversion or exchange of outstanding units, but without giving effect to the exercise of outstanding share or partnership unit options, there would be 15,954,948 shares outstanding.

Summary Financial Data

        The following summary financial and other operating data should be read in conjunction with all of the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2003. The accompanying unaudited pro forma data as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are based on our historical statements after giving effect to the acquisition of the Charter Oak portfolio, which is expected to close in December 2003. The unaudited pro forma data for the nine months ended September 30, 2003 and the year ended December 31, 2002 assume the acquisition had occurred as of January 1, 2002.

        The pro forma consolidating financial statements have been prepared by our management. These pro forma statements may not be indicative of the results that would have actually occurred if the acquisition had been in effect on the date indicated, nor does it purport to represent the results of operations for future periods. The summary pro forma data should be read in conjunction with the unaudited Pro Forma Consolidating Financial Statements, the unaudited Combined Statement of Revenues and Certain Operating Expenses of the Charter Oak portfolio for the nine months ended September 30, 2003 and the audited Combined Statement of Revenues and Certain Operating Expenses of the Charter Oak portfolio for the year ended December 31, 2002 and notes thereto (all of which are contained in our Current Report on Form 8-K dated December 8, 2003), our unaudited financial statements and notes thereto as of September 30, 2003 and for the nine months then ended (which are contained in our Form 10-Q for the period ended September 30, 2003), and the audited financial statements and notes thereto as of December 31, 2002 and for the year then ended (which are contained in our Annual Report on Form 10-K for the year ended December 31, 2002).

	Nine Months Ended September 30,			Year Ended December 31,
	(Amounts in thousands, except per share and real property data)
	Pro Forma	Historical		Pro Forma	Historical
	2003	2003	2002	2002	2002	2001	2000
Statements of Operations Data:
Total revenues	$140,121	$89,093	$81,248	$182,347	$112,898	$107,832	$105,584
Interest expense	27,189	19,707	21,418	38,688	28,460	30,472	27,565
Income from continuing operations	2,922	8,637	4,727	1,510	8,716	5,850	8,052
Net income	n/a	8,018	5,847	n/a	11,007	7,112	4,312
Share Data per Common Share (after preferred dividends):
Basic:
Income (loss) from continuing operations	$.18	$.80	$.42	$(.02)	$.83	$.51	$.79
Net income	n/a	$.74	$.56	n/a	$1.11	$.67	$.32
Diluted:
Income (loss) from continuing operations	$.17	$.79	$.41	$(.02)	$.81	$.51	$.79
Net income	n/a	$.72	$.55	n/a	$1.08	$.67	$.31
Balance Sheet Data:
Total assets	$988,733	$465,388	$480,090	n/a	$477,675	$476,272	$487,408
Total debt	543,043	327,333	346,896	n/a	345,005	358,195	346,843
Total shareholders' equity	182,532	90,716	90,683	n/a	90,635	76,371	90,877
Other Data:
Funds from operations(1)	$42,271	$33,121	$28,594	$54,304	$41,695	$37,430	$38,203
Funds from operations per share(1)	$2.69	$2.47	$2.38	$3.73	$3.40	$3.20	$3.26
Weighted average shares outstanding(2)	15,724	13,424	12,011	14,571	12,271	11,707	11,706
Gross Leaseable Area Open:
Wholly-owned	5,483	5,483	5,493	5,469	5,469	5,332	5,179
Partially-owned	3,591	318	260	3,533	260	—	—
Managed	457	457	434	457	457	105	105

Total GLA open at end of period	9,531	6,258	6,187	9,459	6,186	5,437	5,284

Wholly-owned	27	27	29	28	28	29	29
Partially-owned	10	1	1	10	1	—	—
Managed	5	5	4	5	5	3	3

Total outlet centers in operation	42	33	34	43	34	32	32

Occupancy Rate (at the end of period)(3)	n/a	95%	96%	n/a	98%	96%	96%

(1)
Funds from operations, or "FFO," represents income from continuing operations before discontinued operations, extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. The following table is a reconciliation of FFO to income from continuing operations for the periods indicated:

	Nine Months Ended September 30,			Year Ended December 31,
	(Dollars in thousands)
	Pro Forma	Historical		Pro Forma	Historical
	2003	2003	2002	2002	2002	2001	2000
Income from continuing operations	$2,922	$8,637	$4,727	$1,510	$8,716	$5,850	$8,052
Discontinued operations (including (loss) or gain on sale of real estate), net of minority interest(4)	(651)	(619)	1,120	2,431	2,291	1,262	1,307
Minority interest in operating partnership	534	2,415	1,270	(75)	2,438	1,559	2,390
Minority interest, depreciation and amortization attributable to discontinued operations	(75)	(107)	796	1,133	1,273	1,111	1,112
Depreciation and amortization uniquely significant to real estate—consolidated	37,998	21,252	20,973	50,585	28,257	27,648	25,342
Depreciation and amortization uniquely significant to real estate—unconsolidated joint ventures	808	808	168	422	422	—	—
Loss (gain) on sale of real estate	735	735	(460)	(1,702)	(1,702)	—	—

Funds from operations	$42,271	$33,121	$28,594	$54,304	$41,695	$37,430	$38,203

  FFO is intended to exclude GAAP historical cost depreciation of real estate, which assumes that the value of real estate assets diminish ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

  We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is widely used by us and others in our industry to evaluate and price potential acquisition candidates. The National Association of Real Estate Investment Trusts, Inc., of which we are a member, has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance. In addition, our employment agreements with certain members of management base bonus compensation on our FFO performance.

  FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  FFO does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

  •
  FFO may reflect the impact of earnings or charges resulting from matters which may not be indicative of our ongoing operations; and

  •
  Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only supplementally. See the Statements of Cash Flow included in our financial statements, incorporated by reference into this prospectus supplement.

(2)
Assumes the partnership units of the operating partnership held by the minority interest, preferred shares and unit options are converted into common shares.

(3)
Includes only centers in which we have an ownership interest and not the centers we only manage.

(4)
Represents the results of operations and gains or losses from the sales of properties in 2003 and 2002 which are required by FAS 144 to be reported as discontinued operations for all periods presented. The amounts shown are net of minority interest of $196 and $421, respectively, for the nine-month periods ended September 30, 2003 and 2002 and $835, $483 and $501 for the years ended 2002, 2001 and 2000 respectively. Included in the nine-month period ended September 30, 2003 is a loss on sale of real estate of $735. Included in the year ended December 31, 2002 are gains on sales of real estate of $2,263.

RISK FACTORS

        In addition to the section titled "Risk Factors" in the accompanying prospectus and other information in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in our common shares.

Our pending acquisition of the Charter Oak portfolio may not occur and our shareholders may not realize any benefits from the proposed transaction.

        The purchase agreement relating to the proposed Charter Oak acquisition contains closing conditions that need to be satisfied before the acquisition can be consummated. The satisfaction of some of these conditions is outside of our control, and we therefore cannot assure you that the acquisition will be consummated. If the acquisition is not consummated, our shareholders will not realize the benefits of the proposed transaction as described in this prospectus supplement.

We cannot assure you that the unaudited financial information provided by the seller of the Charter Oak portfolio is accurate and we do not know with certainty the impact of this acquisition on our operating results.

        Certain financial information contained in this prospectus supplement relating to the acquisition of the Charter Oak portfolio, including, but not limited to, the impact of the proposed acquisitions on our net income and funds from operations, is based on the unaudited financial information we received from the current owner of the portfolio. We cannot assure you that the unaudited financial information provided by the seller is accurate, or that the information contained in this prospectus supplement that is based on such information is accurate. Therefore, we are not able to determine with certainty the impact of the proposed acquisitions on our operating results, net income and funds from operations.

We may not be able to integrate successfully the new properties into our operations, which would adversely affect our results of operations and financial conditions.

        The success of the Charter Oak acquisition will depend, in part, on our ability to:

  •
  efficiently integrate the acquired properties and employees into our organization; and

  •
  apply our business, operating, administrative, financial and accounting strategies and controls to the acquired properties.

        If we are unable to successfully integrate the acquired properties into our operations, the actual performance of the properties we are proposing to acquire may differ materially from our anticipated results, which would negatively affect our operating results and financial condition.

        In addition, if Blackstone, our Charter Oak joint venture partner, does not receive an annual minimum cash return of 6% on their invested capital during any of the first three years of our joint venture and 7% in any year thereafter, Blackstone shall gain the right to become the sole managing member of the joint venture with complete authority to act for the joint venture, including the ability to dispose of one or more of the joint venture properties to a third party.

We may be responsible for unknown material liabilities associated with the Charter Oak portfolio which would adversely affect our business.

        We may be exposed to liabilities relating to the Charter Oak portfolio that we may have failed to discover prior to entering into the purchase agreement or that may arise after the acquisition is completed. These liabilities may include liabilities that arise from non-compliance with environmental laws by prior owners for which we, as a successor owner, may be responsible. While the seller of this portfolio has agreed to indemnify us for breaches of certain representations and warranties, such indemnification may not be sufficient or available to cover our liabilities in which case our results of operations may be adversely affected.

FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements by us, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

  •
  national and local general economic and market conditions;

  •
  demographic changes;

  •
  our ability to sustain, manage or forecast our growth and operating results;

  •
  existing government regulations and changes in, or the failure to comply with, government regulations;

  •
  adverse publicity;

  •
  liability and other claims asserted against us;

  •
  competition;

  •
  the risk that we may not be able to finance our planned development activities;

  •
  risks related to the retail industry in which we compete, including the potential adverse impact of external factors such as inflation, tenant demand for space, consumer confidence, unemployment rates and consumer tastes and preferences;

  •
  risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

  •
  risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties;

  •
  risks that a significant number of tenants may become unable to meet their lease obligations or that we may be unable to renew or re-lease a significant amount of available space on economically favorable terms;

  •
  changes in business strategy or development plans;

  •
  business disruptions;

  •
  the ability to attract and retain qualified personnel;

  •
  the ability to realize planned costs savings in acquisitions;

  •
  retention of earnings; and

  •
  our ability to close the Charter Oak acquisition.

        Certain of these factors are discussed in more detail elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus, including, without limitation, under the captions "The Company", "Risk Factors" and "Selected Consolidated Financial Data" in this prospectus supplement and under the caption "Risk Factors" in the accompanying prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect future events or developments.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2003, and as adjusted to give effect to the sale on such date by us of the common shares offered in the offering and the anticipated use of proceeds from the offering as described under "Use of Proceeds."

	As of September 30, 2003 Unaudited
	Historical	As Adjusted
	(In thousands)
Debt:
Senior, unsecured notes	$147,509	$147,509
Mortgages payable	172,552	372,169 (1)
Lines of credit	7,272	23,365

Total debt	327,333	543,043

Minority interest:
Minority interest in consolidated joint venture	—	215,819
Minority interest in operating partnership	26,202	26,202

Total minority interest	26,202	242,021

Shareholders' equity:
Common shares, $.01 par value, 50,000,000 shares authorized, 10,501,643 shares issued and outstanding, Historical, and 12,801,643 shares issued and outstanding, As Adjusted(2)(3)	105	128
Paid in capital	171,747	263,540
Distributions in excess of net income	(81,063)	(81,063)
Accumulated other comprehensive loss	(73)	(73)

Total shareholders' equity	90,716	182,532

Total capitalization	$444,251	$967,596

(1)
As adjusted to reflect the assumption of debt with a face value of $187.1 million and a fair value of $199.6 million.

(2)
Does not include 3,033,305 common shares reserved for issuance upon exchange of issued and outstanding partnership units, 524,700 common shares issuable upon exchange of general partnership units issuable upon the exercise of outstanding unit options, and 61,800 common shares issuable upon the exercise of outstanding share options.

(3)
Does not include 345,000 common shares that may be issued upon the exercise of the underwriters' over-allotment option.

USE OF PROCEEDS

        We estimate the net proceeds of the offering to be approximately $91.8 million after deducting the underwriting discount and our offering expenses. We anticipate using the proceeds, together with other available funds, to fund our portion of the equity required to acquire the Charter Oak portfolio of outlet shopping centers and for general corporate purposes. Pending such use, we may temporarily repay borrowings under our revolving lines of credit, or invest the funds in short-term money market or other suitable instruments. As of December 1, 2003, the weighted average interest rate on our lines of credit was 2.72%. These lines of credit are scheduled to mature June 30, 2005. An affiliate of one of the underwriters in this offering is a lender under one of our lines of credit.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

        The common shares have been traded on the New York Stock Exchange under the symbol "SKT" since May 28, 1993. On December 4, 2003, the last reported sale price of the common shares was $42.25 per share. The following table sets forth the high and low closing sale prices for the common shares for the fiscal periods indicated as reported on the NYSE and the dividends paid by us on our common shares during each such period.

Calendar Period	High	Low	Dividends
2003
Fourth Quarter (through December 4, 2003)	$43.00	$36.29	$.6150
Third Quarter	36.82	32.94	.6150
Second Quarter	33.63	30.59	.6150
First Quarter	31.15	28.80	.6125
2002
Fourth Quarter	$31.20	$24.34	$.6125
Third Quarter	29.90	23.00	.6125
Second Quarter	30.00	25.40	.6125
First Quarter	27.50	20.75	.6100
2001
Fourth Quarter	$21.40	$19.90	$.6100
Third Quarter	23.00	19.10	.6100
Second Quarter	23.00	20.34	.6100
First Quarter	23.63	19.75	.6075

SELECTED FINANCIAL DATA

        The following selected financial and other operating data should be read in conjunction with all of the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2003. The historical data as of and for the years ended December 31, 2002, 2001 and 2000 have been derived from historical financial statements audited by PricewaterhouseCoopers LLP, independent auditors. The historical data for the nine months ended September 30, 2003 and September 30, 2002 have been derived from our unaudited historical financial statements. In the opinion of management, this historical data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. However, operating results for the nine months ended September 30, 2003 are not necessarily indicative of results that may be expected for the year ended December 31, 2003.

        Certain information in the 2002 and prior year financials shown below have been reclassified to reflect the requirements of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144") and No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("FAS 145"). See notes 1, 2 and 3 to the following table.

        The accompanying unaudited pro forma data as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are based on our historical statements after giving effect to the acquisition of the Charter Oak portfolio, which is expected to close in December 2003. The unaudited pro forma data for the nine months ended September 30, 2003 and the year ended December 31, 2002 assume the acquisition had occurred as of January 1, 2002. The unaudited Pro Forma Consolidating Balance Sheet assumes the Charter Oak acquisition had occurred on September 30, 2003.

        The accompanying unaudited Pro Forma Consolidating Financial Statements reflect a preliminary allocation of the purchase price under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"). This allocation is subject to final adjustment following the Charter Oak acquisition. Included in the allocation is $76.8 million allocated to lease related intangible assets. The ultimate allocation and estimated useful lives could change upon final valuation of these lease related intangibles. We expect to finalize the valuation following the consummation of the transaction. Changes in the allocation of the purchase price and/or estimated useful lives from those used in the Pro Forma Consolidating Financial Statements would result in an increase or decrease in pro forma net income and related pro forma earnings per share. Further, the Pro Forma Consolidating Financial Statements reflect the consolidation of the Charter Oak portfolio as if it is a Variable Interest Entity and we are the Primary Beneficiary under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). Currently, there are proposed amendments to FIN 46 that may ultimately lead us to conclude that we should account for our investment in the joint venture under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

        The pro forma consolidating financial statements have been prepared by our management. These pro forma statements may not be indicative of the results that would have actually occurred if the acquisition had been in effect on the date indicated, nor does it purport to represent the results of operations for future periods. The Selected Financial Data should be read in conjunction with the unaudited Pro Forma Consolidating Financial Statements, the unaudited Combined Statement of Revenues and Certain Operating Expenses of the Charter Oak portfolio for the nine months ended September 30, 2003 and the audited Combined Statement of Revenues and Certain Operating expenses of the Charter Oak portfolio for the year ended December 31, 2002 and notes thereto (all of which are contained in our Current Report on Form 8-K dated December 8, 2003), our unaudited financial statements and notes thereto as of September 30, 2003 and for the nine months then ended (which are contained in our Form 10-Q for the period ended September 30, 2003), and the audited financial statements and notes thereto as of December 31, 2002 and for the year then ended (which are contained in our Annual Report on Form 10-K for the year ended December 31, 2002).

        The information presented in this prospectus supplement includes financial information prepared in accordance with GAAP, as well as FFO, a financial measure that is not required by or presented in accordance with GAAP.

	Nine months Ended September 30,			Year Ended December 31,
	(Dollars in thousands, except per share and real property data)
	Pro Forma	Actual		Pro Forma	Actual
	2003	2003	2002	2002	2002	2001	2000
Statement of Operations Data:
Revenues:
Base rentals	$95,703	$59,498	$55,058	$123,948	$75,560	$72,935	$68,946
Percentage rentals	2,828	1,743	1,956	5,396	3,558	2,735	3,253
Expense reimbursements	38,856	25,305	21,876	49,186	30,477	29,394	29,338
Other income	2,734	2,547	2,358	3,817	3,303	2,768	4,047

Total revenues	140,121	89,093	81,248	182,347	112,898	107,832	105,584

Expenses:
Property operating	43,746	30,135	25,729	54,625	35,898	33,782	32,809
General and administrative	8,736	7,375	6,989	11,214	9,227	8,225	7,362
Interest	27,189	19,707	21,418	38,688	28,460	30,472	27,565
Depreciation and amortization	38,209	21,463	21,365	50,879	28,551	27,944	25,606
Asset write-down	—	—	—	—	—	—	1,800

Total expenses	117,880	78,680	75,501	155,406	102,136	100,423	95,142

Income before equity in earnings of unconsolidated joint ventures, minority interest, discontinued operations and (loss) or gain on sale or disposal of real estate	22,241	10,413	5,747	26,941	10,762	7,409	10,442
Equity in earnings of unconsolidated joint ventures	639	639	250	392	392	—	—
Minority interests:
Consolidated joint venture	(19,424)	—	—	(25,898)	—	—	—
Operating partnership	(534)	(2,415)	(1,270)	75	(2,438)	(1,559)	(2,390)

Income from continuing operations(1)	$2,922	8,637	4,727	$1,510	8,716	5,850	8,052

Discontinued operations (including (loss) or gain on sale of real estate), net of minority interest(2)		(619)	1,120		2,291	1,262	1,307

Income before (loss) or gain on sale or disposal of real estate		8,018	5,847		11,007	7,112	9,359
(Loss) or gain on sale or disposal of real estate, net of minority interest(3)		—	—		—	—	(5,047)

Net income		8,018	5,847		11,007	7,112	4,312
Less applicable preferred share dividends		(806)	(1,329)		(1,771)	(1,771)	(1,823)

Income available to common shareholders		$7,212	$4,518		$9,236	$5,341	$2,489

Share Data per Common Share (after preferred dividends):
Basic:
Income (loss) from continuing operations	$.18	$.80	$.42	$(.02)	$.83	$.51	$.79
Net income	n/a	$.74	$.56	n/a	$1.11	$.67	$.32
Weighted average common shares	12,209	9,729	8,078	10,622	8,322	7,926	7,894
Diluted:
Income (loss) from continuing operations	$.17	$.79	$.41	$(.02)	$.81	$.51	$.79
Net income	n/a	$.72	$.55	n/a	$1.08	$.67	$.31
Weighted average common shares	12,258	9,956	8,254	10,814	8,514	7,948	7,922
Dividends paid per share	n/a	$1.84	$1.84	n/a	$2.45	$2.44	$2.43
Balance Sheet Data (at period end):
Undepreciated real estate assets	$1,071,635	$633,743	$624,171	n/a	$622,399	$599,266	$584,928
Total assets	988,733	465,388	480,090	n/a	477,675	476,272	487,408
Long-term debt	543,043	327,333	346,896	n/a	345,005	358,195	346,843
Total shareholders' equity	182,532	90,716	90,683	n/a	90,635	76,371	90,877

Other Data:
Funds from operations(4)	$42,271	$33,121	$28,594	$54,304	$41,695	$37,430	$38,203
Funds from operations per share(4)	$2.69	$2.47	$2.38	$3.73	$3.40	$3.20	$3.26
Weighted average shares outstanding	15,724	13,424	12,011	14,571	12,271	11,707	11,706
Cash flows provided by (used in):
Operating activities	n/a	$32,712	$27,600	n/a	$39,167	$44,626	$38,420
Investing activities	n/a	(7,603)	(24,694)	n/a	(26,363)	(23,269)	(25,815)
Financing activities	n/a	(25,972)	(3,212)	n/a	(12,247)	(21,476)	(12,474)
Gross leasable area open (thousands of square feet) (at period end):
Wholly owned	5,483	5,483	5,493	5,469	5,469	5,332	5,179
Partially owned	3,591	318	260	3,533	260	—	—
Managed	457	457	434	457	457	105	105

Total gross leasable area open (thousands of square feet) (at period end)	9,531	6,258	6,187	9,459	6,186	5,437	5,284

Number of centers (at period end):
Wholly owned	27	27	29	28	28	29	29
Partially owned	10	1	1	10	1	—	—
Managed	5	5	4	5	5	3	3

Total number of centers (at period end)	42	33	34	43	34	32	32

Occupancy rate (at period end)(5)	n/a	95%	96%	n/a	98%	96%	96%
	As of September 30, 2003
	(Dollars in thousands)
	Historical
				Pro Forma Consolidated
	The Company	Charter Oak
Pro Forma Consolidating Balance Sheets:
Assets:
Rental property
Land	$50,474	$70,100	(6)	$120,574
Buildings, improvements and fixtures	583,269	367,792	(6)	951,061

Total rental property	633,743	437,892		1,071,635
Accumulated depreciation	(191,628)	—		(191,628)

Rental property, net	442,115	437,892		880,007
Cash and cash equivalents	209	—		209
Deferred charges, net	9,398	76,817	(6)	86,215
Other assets	13,666	8,636	(7)	22,302

Total assets	$465,388	$523,345		$988,733

Liabilities and Shareholders' Equity:
Liabilities:
Debt
Senior, unsecured notes	$147,509	$—		$147,509
Mortgages payable	172,552	199,617	(8)	372,169
Lines of credit	7,272	16,093	(9)	23,365

Total debt	327,333	215,710		543,043
Construction trade payables	7,188	—		7,188
Accounts payable and accrued expenses	13,949	—		13,949

Total liabilities	348,470	215,710		564,180

Commitments
Minority interests:
Consolidated joint venture	—	215,819	(10)	215,819
Operating partnership	26,202	—		26,202

Total minority interest	26,202	215,819		242,021

Shareholders' equity:
Common shares	105	23	(11)	128
Paid in capital	171,747	91,793	(11)	263,540
Distributions in excess of net income	(81,063)	—		(81,063)
Accumulated other comprehensive loss	(73)	—		(73)

Total shareholders' equity	90,716	91,816		182,532

Total liabilities and shareholders' equity	$465,388	$523,345		$988,733

(1)
In April 2002, the Financial Accounting Standards Board (FASB or the "Board") issued FAS 145. In rescinding FASB Statements No. 4, 44 and 64, FAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. FAS 145 was effective for transactions occurring after December 31, 2002. We adopted this statement effective January 1, 2003, the effects of which are the reclassification of a loss on early extinguishments of debt for the year ended 2001 from an extraordinary item to a component of interest expense, thereby decreasing income from continuing operations for the year ended December 31, 2001 by $244.

(2)
Represents the results of operations and gains or losses from the sales of properties in 2003 and 2002 which are required by FAS 144 to be reported as discontinued operations for all periods presented. The amounts shown are net of minority interest of $196 and $421, respectively, for the nine-month periods ended September 30, 2003 and 2002 and $835, $483 and $501 for the years ended 2002, 2001 and 2000 respectively. Included in the nine-month period ended September 30, 2003 is a loss on sale of real estate of $735. Included in the year ended December 31, 2002 are gains on sales of real estate of $2,263.

(3)
Represents (loss) or gain on sales or disposals of real estate prior to January 1, 2002 which are not subject to accounting treatment under FAS 144. Accordingly, the results of operations of the properties sold are shown above within continuing operations. This loss in 2000 is shown net of minority interest of $1,934.

(4)
Funds from operations, or "FFO," represents income from continuing operations before discontinued operations, extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. The following table is a reconciliation of FFO to income from continuing operations for the periods indicated:

	Nine months Ended September 30,			Year Ended December 31,
	(Dollars in thousands)
	Pro Forma	Historical		Pro Forma	Historical
	2003	2003	2002	2002	2002	2001	2000
Income from continuing operations	$2,922	$8,637	$4,727	$1,510	$8,716	$5,850	$8,052
Discontinued operations (including (loss) or gain on sale of real estate), net of minority interest(2)	(651)	(619)	1,120	2,431	2,291	1,262	1,307
Minority interest in operating partnership	534	2,415	1,270	(75)	2,438	1,559	2,390
Minority interest, depreciation and amortization attributable to discontinued operations	(75)	(107)	796	1,133	1,273	1,111	1,112
Depreciation and amortization uniquely significant to real estate—consolidated	37,998	21,252	20,973	50,585	28,257	27,648	25,342
Depreciation and amortization uniquely significant to real estate—unconsolidated joint ventures	808	808	168	422	422	—	—
Loss (gain) on sale of real estate	735	735	(460)	(1,702)	(1,702)	—	—

Funds from operations	$42,271	$33,121	$28,594	$54,304	$41,695	$37,430	$38,203

  FFO is intended to exclude GAAP historical cost depreciation of real estate, which assumes that the value of real estate assets diminish ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

  We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is widely used by us and others in our industry to evaluate and price potential acquisition candidates. The National Association of Real Estate Investment Trusts, Inc., of which we are a member, has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance. In addition, our employment agreements with certain members of management base bonus compensation on our FFO performance.

  FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  FFO does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

  •
  FFO may reflect the impact of earnings or charges resulting from matters which may not be indicative of our ongoing operations; and

  •
  Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only supplementally. See the Statements of Cash Flow included in our financial statements, incorporated by reference into this prospectus supplement.

(5)
Includes only centers in which we have an ownership interest and not the centers we only manage.

(6)
To reflect total acquisition price of $514.7 million, including a purchase price of $491.0 million (including debt assumption of $187.1 million and cash paid to seller of $303.9 million) plus estimated closing costs of $11.2 million and market value of debt premium of $12.5 million. In accordance with FAS 141, a portion of the acquisition costs have been allocated to deferred charges to reflect the fair value of in-place leases and other related intangibles.

(7)
To reflect initial escrows for insurance and real estate taxes and other working capital reserves expected to be funded at the closing of the acquisition.

(8)
To reflect the assumption of debt with a face value of $187.1 million and fair value of $199.6 million.

(9)
Represents additional borrowings under existing lines of credit to be used with the proceeds from the expected common share offering to fund the acquisition.

(10)
To reflect the minority interest in the consolidated joint venture which will own the Charter Oak properties.

(11)
To reflect the expected issuance of 2.3 million common shares from this offering, not including the underwriters' over-allotment option.

THE COMPANY

History

        Stanley K. Tanger, our Chairman and Chief Executive Officer, entered the factory outlet center business in 1981. Prior to founding our company, Mr. Tanger and his son, Steven B. Tanger, our President and Chief Operating Officer, built, owned and managed a successful apparel manufacturing business, Tanger/Creighton Inc., which business included the operation of five factory outlet stores. Based on their knowledge of the apparel and retailing industries, as well as their experience operating Tanger/Creighton's factory outlet stores, they recognized that there would be a demand for factory outlet shopping centers where a number of manufacturers could operate in a single location and attract a large number of shoppers.

        In 1981 Stanley K. Tanger began developing successful factory outlet centers. Steven B. Tanger joined the company in 1986 and by June 1993, the Tangers had developed 17 centers with a total GLA of approximately 1.5 million square feet. In June 1993, we completed our initial public offering, making Tanger Factory Outlet Centers, Inc. the first publicly traded outlet center company. Since our initial public offering, we have grown our portfolio through strategic developments and acquisitions.

        Since entering the factory outlet center business 22 years ago, we have become one of the largest owners and operators of factory outlet centers in the country. As of December 1, 2003, we owned interests in 27 shopping centers, with a total GLA, of approximately 5.6 million square feet, which were 97% occupied. In addition as of December 1, 2003, we managed for a fee four shopping centers, with a total GLA of approximately 434,000 square feet, bringing the total number of centers we operated to 31 with a total GLA of approximately 6.1 million square feet containing over 1,300 stores and representing over 300 store brands.

        We are a fully-integrated, self-administered and self-managed REIT focusing exclusively on developing, acquiring, owning and operating factory outlet shopping centers. As of December 1, 2003, we had 148 full-time employees, located at our corporate headquarters in North Carolina, our regional office in New York and our 24 business offices. At that date, we also employed 200 part-time employees at various locations.

The Factory Outlet Concept

        Factory outlets are manufacturer-operated retail stores that sell primarily first quality, branded products at significant discounts from regular retail prices charged by department stores and specialty stores. Factory outlet centers offer numerous advantages to both consumers and manufacturers. Manufacturers selling in factory outlet stores are often able to charge customers lower prices for brand name and designer products by eliminating the third party retailer. Factory outlet centers also typically have lower operating costs than other retailing formats, which enhances the manufacturer's profit potential. Factory outlet centers enable manufacturers to optimize the size of production runs while continuing to maintain control of their distribution channels. In addition, factory outlet centers benefit manufacturers by permitting them to sell out-of-season, overstocked or discontinued merchandise without alienating department stores or hampering the manufacturer's brand name, as is often the case when merchandise is distributed via discount chains.

        We believe that factory outlet centers continue to present attractive opportunities for capital investment, particularly with respect to strategic re-merchandising plans and expansions of existing centers. We believe that under present conditions such development or expansion costs, coupled with current market lease rates, permit attractive investment returns. We further believe, based upon our contacts with present and prospective tenants, that many companies, including prospective new entrants into the factory outlet business, desire to open a number of new factory outlet stores in the next several years, particularly in areas where there are successful factory outlet centers in which such companies do not have a significant presence or where there are few factory outlet centers.

Our Factory Outlet Centers

        Each of our factory outlet shopping centers carries the Tanger brand name. We believe that national manufacturers and consumers recognize the Tanger brand as one that provides factory outlet shopping centers where consumers can trust the brand, quality and price of the merchandise they purchase directly from the manufacturers.

        As one of the original participants in this industry, we have developed long-standing relationships with many national and regional manufacturers. Because of our established relationships with many manufacturers, we believe we are well positioned to capitalize on industry growth.

        We typically seek opportunities to develop or acquire new centers in demographically strong regions with a large, stable population base with at least five million people residing within an hour's drive, an average household income within a 50-mile radius of at least $35,000 per year and access to frontage on a major or interstate highway with a traffic count of at least 50,000 cars per day. We also seek to enhance our customer base by developing centers near or at established tourist destinations. Our current goal is to target sites that are large enough to support centers with approximately 75 stores totaling at least 300,000 square feet of GLA.

        Our factory outlet centers range in size from 11,000 to 729,238 square feet of GLA and are typically located at least 10 miles from major department stores and manufacturer-owned full-price retail stores are usually located. Manufacturers prefer these locations so that they do not compete directly with their major customers and their own stores. Many of our factory outlet centers are located near tourist destinations to attract tourists who consider shopping to be a recreational activity. Our centers are typically situated in close proximity to interstate highways that provide accessibility and visibility to potential customers.

        As of December 1, 2003, we had a diverse tenant base comprised of over 300 well-known, upscale, national designer or brand name concepts, such as Liz Claiborne, Reebok, Tommy Hilfiger, Polo Ralph Lauren, GAP, Nautica, Coach Leatherware, Brooks Brothers, Zales and Nike. Most of the factory outlet stores are directly operated by the respective manufacturer. No single tenant, including affiliates, accounted for 10% or more of combined base and percentage rental revenues during 2002, 2001 and 2000. As of December 1, 2003, our largest tenant, including all of its store concepts, accounted for approximately 6.5% of our GLA.

Property Summary

        The table set forth below summarizes certain information with respect to our existing centers in which we have ownership interests as of December 1, 2003. Except as noted, all properties are fee owned.

City	State	GLA (square feet)	Occupancy Rate	Major Tenants as of December 1, 2003
Riverhead(1)	NY	729,238	100%	Brooks Brothers, Coach, GAP, Old Navy, Polo Ralph Lauren, Pottery Barn, Timberland
San Marcos	TX	442,486	100	Banana Republic, Liz Claiborne, Nautica, Old Navy, Polo Ralph Lauren, Tommy Hilfiger, Tommy Kids

Sevierville(2)	TN	419,023	100	Banana Republic, Coach, GAP, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Commerce II	GA	342,556	96	Banana Republic, GAP, Jockey, Kasper, Nike, Polo Jeans, Timberland, Zales
Howell	MI	325,231	100	Bose, Carter's Childrenswear, GAP, Liz Claiborne, Nike, Polo Ralph Lauren, Tommy Hilfiger
Myrtle Beach(3)(4)	SC	324,333	100	Carter's Childrenswear, Coach, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger, VF Factory Outlet
Branson	MO	277,883	100	Coach, GAP, Liz Claiborne, Old Navy, Polo Ralph Lauren, Tommy Hilfiger, Zales
Williamsburg	IA	277,230	96	Brooks Brothers, Coach, GAP, Nike, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Lancaster	PA	255,059	100	Banana Republic, Coach, GAP, Movado, Nike, Polo Ralph Lauren, Timberland
Locust Grove	GA	247,454	100	Carter's Childrenswear, GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Tommy Hilfiger, Zales
Gonzales	LA	245,199	99	GAP, Liz Claiborne, Nine West, Old Navy, Oshkosh B'Gosh, Reebok, Zales
Fort Meyers	FL	198,789	89	Coach, GAP, Izod, Jones New York, Liz Claiborne, Oshkosh B'Gosh
Commerce I	GA	185,750	76	Aeropostale, Bass Shoe, Elisabeth, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Reebok
Terrell	TX	177,490	100	GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Oshkosh B'Gosh, Reebok
Dalton	GA	173,430	99	Carter's Childrenswear, Izod, L'eggs Hanes Bali, Nautica
Seymour	IN	141,051	100	Bass Shoe, GAP, J. Crew, L'eggs Hanes Bali, Liz Claiborne, Polo Ralph Lauren, Reebok
North Branch	MN	134,480	100	GAP, L'eggs Hanes Bali, Liz Claiborne, Old Navy, Reebok, Wilsons Leather, Zales
West Branch	MI	112,420	100	Carter's Childrenswear, Coach, GAP, Liz Claiborne, Polo Ralph Lauren, Zales
Barstow	CA	105,950	87	Bass Shoe, Coach, Liz Claiborne, Nautica, Nine West, Mikasa, Polo Ralph Lauren, Reebok
Blowing Rock	NC	105,448	100	Carter's Childrenswear, Coach, GAP, Izod, L'eggs Hanes Bali, Liz Claiborne, Polo Ralph Lauren
Pigeon Forge(5)	TN	94,558	93	Coach, L'eggs Hanes Bali, Liz Claiborne, Oshkosh B'Gosh, Reebok, Rockport, Tommy Hilfiger

Nags Head	NC	82,254	100	Coach, GAP, L'eggs Hanes Bali, Nautica, Polo Ralph Lauren, Wilsons Leather
Boaz	AL	79,575	97	Eddie Bauer, GAP, L'eggs Hanes Bali, Lenox, Liz Claiborne, Nautica, Oshkosh B'Gosh, Reebok
Kittery I	ME	59,694	100	Carter's Childrenswear, Coldwater Creek, Dana Buchman, Jones New York, L'eggs Hanes Bali, Liz Claiborne, Oshkosh B'Gosh
LL Bean, North Conway	NH	50,745	100	Geoffrey Bean, LL Bean, L'eggs Hanes Bali, Nautica
Kittery II	ME	24,619	100	Brooks Brothers, Nautica, Samsonite, Skechers, Villeroy & Boch
Clover, North Conway	NH	11,000	100	Brooks Brothers, Liz Claiborne

Total		5,622,945	97%

(1)
A portion of our Riverhead center (containing approximately 298,000 square feet of GLA) is subject to a ground lease through May 31, 2004 which will be automatically renewed for up to seven additional terms of five years each unless we give notice. We intend to renew the ground lease in May 2004.

(2)
Our Sevierville center is subject to a ground lease which expires in 2046.

(3)
Our Myrtle Beach center is subject to a ground lease with an initial term through 2026, with renewal options for up to seven additional terms of ten years each at our option.

(4)
Represents property that is currently held through an unconsolidated joint venture in which we own a 50% interest.

(5)
Our Pigeon Forge center is subject to a ground lease which expires in 2086.

Historical Occupancy

        The following table sets forth certain information regarding our portfolio occupancy rate for centers in which we have an ownership interest for each of the twelve month periods ending December 31, 2000 through December 31, 2002.

Year	Number of Centers	GLA (square foot)	Occupancy Rate
2002	29	5,729,000	98%
2001	29	5,332,000	96
2000	29	5,179,000	96

Historical Leasing Activity

        The following table sets forth certain information regarding our leasing activity for the twelve month periods ended December 31, 2000 through December 31, 2002.

	Total Expiring		Renewed by Existing Tenants		Re-leased to New Tenants
	GLA (square feet)	Percentage of Expiring GLA	GLA (square feet)	Percentage of Expiring GLA	GLA (square feet)	Percentage of Expiring GLA
2002	935,000	16%	819,000	88%	56,000	6%
2001	684,000	13	560,000	82	55,000	8
2000	690,000	13	520,000	75	68,000	10
	Renewals of Existing Leases				New Leases(1)
		Weighted Average Annual Base per Square Foot				Weighted Average Annual Base per Square Foot
Year	GLA (square feet)	At Expiration	Upon Renewal	Percentage Change	GLA (square feet)	At Expiration	Upon Re-lease	Percentage Change
2002	819,000	$14.86	$15.02	1%	229,000	$15.14	$15.74	4%
2001	560,000	14.08	14.89	6	269,000	14.90	16.43	10
2000	520,000	13.66	14.18	4	303,000	14.68	15.64	7

(1)
The square footage released to new tenants for 2002, 2001 and 2000 contains 56,000, 55,000 and 68,000 square feet, respectively, that was released to new tenants upon expiration of an existing lease during the current year.

Historical Occupancy Costs

        The following table sets forth certain information regarding, for each of the twelve month periods ended December 31, 2000 through December 31, 2002, tenant occupancy costs per square foot as a percentage of reported tenant sales per square foot.

Year	Occupancy Costs as a Percentage of Tenant Sales(1)
2002	7.2%
2001	7.1
2000	7.4

(1)
This calculation includes base rent, common area maintenance, real estate taxes, insurance, advertising and promotions as a percentage of reported tenant sales per square foot.

Major Tenants

        The following table sets forth certain information with respect to our ten largest tenants and their store concepts as of December 1, 2003.

Tenant	Number of Stores	GLA (square feet)	Percentage of Total GLA
The Gap, Inc.:
GAP	17	149,702	2.7%
Old Navy	12	170,785	3.0
Banana Republic	5	38,824	0.7
Baby Gap	1	3,885	0.1
Banana Republic Shoe	1	3,220	*

	36	366,396	6.5%
Phillips-Van Heusen Corporation:
Bass Shoe	21	143,166	2.5%
Van Heusen	21	89,397	1.6
Geoffrey Beene Co. Store	12	46,001	0.8
Izod	13	31,100	0.6

	67	309,664	5.5%
Liz Claiborne:
Liz Claiborne	22	252,198	4.5%
Elizabeth	6	21,484	0.4
DKNY Jeans	4	11,820	0.2
Claiborne Mens	2	6,100	0.1
Special Brands By Liz Claiborne	2	5,880	0.1
Dana Buchman	2	4,500	0.1

	38	301,982	5.4%
VF Factory Outlet, Inc.:
VF Factory Outlet, Inc.	4	105,697	1.9%
Nautica Factory Stores	17	73,072	1.3
Nautica Jeans Co. Outlet	1	4,500	0.1

	22	183,269	3.3%
Reebok International, Ltd.:
Reebok	19	160,861	2.9%
Rockport	4	11,900	0.2
Greg Norman	1	3,000	*

	24	175,761	3.1%
Dress Barn, Inc.	19	136,012	2.4%
Polo Ralph Lauren:
Polo Ralph Lauren	12	101,716	1.8%
Polo Jeans	4	15,000	0.3

	16	116,716	2.1%
Sara Lee Corporation:
L'eggs, Hanes, Bali	25	109,310	2.0%
Socks Galore	5	6,230	0.1

	30	115,540	2.1%
Brown Group Retail, Inc:
Factory Brand Shoe	15	91,102	1.6%
Naturalizer	8	20,844	0.4

	23	111,946	2.0%
American Commercial, Inc:
Mikasa Factory Store	14	109,912	1.9%

Total of all tenants listed in table	289	1,927,198	34.3%

*
Represents less than one-tenth of one percent.

Lease Expirations

        The following table sets forth, as of December 1, 2003, scheduled lease expirations, assuming none of the tenants exercise renewal options. Most of our leases are renewable for five year terms at the tenant's option.

Year	Number of Leases Expiring(1)	GLA (square feet)	Average Annualized Base Rent per square foot	Annualized Base Rent(2)	Percentage of Gross Annualized Base Rent Represented by Expiring Leases	% of GLA
2003	21	72,433	$9.66	$699,994	1%	1%
2004	241	983,605	12.65	12,445,863	16	19
2005	195	858,009	15.32	13,146,736	17	17
2006	212	883,799	15.57	13,760,558	17	16
2007	205	853,907	17.07	14,575,249	19	16
2008	190	772,728	17.44	13,477,685	17	15
2009	67	314,357	12.34	3,880,616	5	6
2010	18	83,148	13.65	1,134,583	1	2
2011	9	93,535	12.87	1,203,777	2	2
2012	19	173,329	11.24	1,948,531	2	3
2013 and thereafter	30	148,631	14.57	2,166,268	3	3

Total	1,207	5,237,481	$14.98	$78,439,860	100%	100%

(1)
Excludes leases that have been entered into but which tenant has not yet taken possession, vacant suites, temporary leases and month-to-month leases.

(2)
Base rent is defined as the minimum payments due, excluding periodic contractual fixed increases and rents calculated based on a percentage of tenants' sales.

CHARTER OAK ACQUISITION

Summary

        On October 3, 2003, we entered into a definitive agreement for the acquisition of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet of GLA. The closing is expected to take place in December 2003. We have formed a limited liability company with an affiliate of Blackstone Real Estate Advisors to acquire the portfolio as a joint venture. We own one-third and Blackstone owns two-thirds of the joint venture, subject to a preferred return to Blackstone. We will provide operating, management, leasing and marketing services to the properties for a fee. The purchase price for this transaction is $491.0 million, including the assumption of approximately $187.1 million of cross-collateralized debt which has a fixed interest rate of 6.59%.

        We believe the addition of the Charter Oak properties is an excellent geographic fit for us and is in line with our strategy of creating an increased presence in high-end resort locations. We will work to add value to these centers through our proven managerial skills, marketing expertise and Tanger brand name recognition. To attain that objective, we will formulate an extensive remerchandising strategy that leverages our extensive retail relationships and work to enhance the centers and occupancy rates by adding additional upscale tenants to the existing high-quality roster.

Joint Venture Structure

        We have formed a limited liability company with an affiliate of Blackstone Real Estate Advisors to acquire the Charter Oak portfolio as a joint venture. We will own one-third and Blackstone will own two-thirds of the joint venture, subject to a preferred return to Blackstone. The key terms of the joint venture structure are as follows:

  •
  We will have joint control with Blackstone over major decisions. If Blackstone does not receive an annual minimum cash return of 6% on their invested capital during any of the first three years and 7% in any year thereafter, Blackstone shall gain the right to become the sole managing member of the joint venture with complete authority to act for the joint venture, including the ability to dispose of one or more of the joint venture properties to a third party. Based on current available cash flows from the properties, we do not believe there is a significant risk of default under this provision.

  •
  We will provide operating, management, leasing and marketing services to the properties and will earn an annual management and leasing fee equal to $1.00 per square foot of gross leasable area. We may also earn an additional annual incentive fee of up to approximately $800,000 if certain annual increases in the net operating income are met on an annual basis. These fees are payable prior to, and are not subordinate to, any member distributions that may be required. Blackstone shall have the right to terminate the management agreement for the joint venture if it does not receive its minimum cash return as described above.

  •
  After an initial 42-month lock-up period, either party can enter into an agreement for the sale of the Charter Oak portfolio, subject to a right of first offer of the other party to acquire the entire portfolio.

  •
  During the operation of the joint venture, Blackstone will receive a preferred cash distribution of 10% on their invested capital. We will then receive a preferred cash distribution of 10% on our invested capital. Any remaining cash flows from ongoing operations will be distributed one-third to Blackstone and two-thirds to us.

  •
  Upon exit, or the sale of the properties, Blackstone will first receive a distribution equal to their invested capital and any unpaid preferred cash distribution, if any. We will then receive unpaid preferred cash distribution, if any. Blackstone will then receive an additional 2% annual preferred cash distribution. We will then receive a distribution equal to our invested capital and an additional 2% annual preferred cash distribution. Finally, any remaining proceeds will be distributed one-third to Blackstone and two-thirds to us.

Property Summary

        The table set forth below summarizes certain information with respect to the properties in the Charter Oak portfolio as of December 1, 2003, which is expected to close in December 2003. Except as noted, all properties are fee owned.

City	State	GLA (square feet)	Occupancy Rate	Major Tenants as of December 1, 2003
Rehoboth(1)	DE	568,787	99%	Aeropostale, Bose, Coach, Liz Claiborne, Nike, Old Navy, Polo Ralph Lauren
Foley	AL	535,199	98	Banana Republic, Brooks Brothers, Chico's, Coach, GAP, Nike, Polo Ralph Lauren
Myrtle Beach	SC	427,472	93	Aeropostale, Banana Republic, Bose, Coach, GAP, Nike, Polo Ralph Lauren
Hilton Head	SC	393,094	86	Banana Republic, Coach, GAP, Escada, Movado, Nike, Timberland
Park City	UT	300,591	98	Coach, GAP, Liz Claiborne, Nike, Old Navy, Polo Ralph Lauren, Tommy Hilfiger
Westbrook	CT	291,051	96	Carter's Childrenswear, J. Crew, L'eggs Hanes Bali, Old Navy, Oshkosh B'Gosh, Reebok, Timberland
Lincoln City	OR	270,280	95	Coach, Columbia Sportswear, GAP, GAP Kids, Old Navy, Pacific Sunwear, Zales
Tuscola	IL	258,114	80	Coach, GAP, Nautica, Polo Ralph Lauren, Tommy Hilfiger, Wilsons Leather, Zales
Tilton	NH	227,966	96	Carter's Childrenswear, Coach, Factory Brand Shoes, GAP, J. Jill, Liz Claiborne, Polo Ralph Lauren

Total		3,272,554	94%

(1)
A portion of the Rehoboth Beach center (containing approximately 186,000 square feet of GLA) is subject to a ground lease which expires in 2044.

Lease Expirations

        The following table sets forth, as of December 1, 2003, scheduled lease expirations for the Charter Oak portfolio, assuming none of the tenants exercise renewal options.

Year	Number of Leases Expiring(1)	GLA (square feet)	Average Annualized Base Rent per square foot	Annualized Base Rent(2)	Percentage of Gross Annualized Base Rent Represented by Expiring Leases	% of GLA
2003	14	55,291	$7.98	$441,005	1%	2%
2004	141	584,183	14.66	8,565,350	19	20
2005	178	751,171	15.62	11,733,025	26	25
2006	139	489,626	17.46	8,550,972	19	16
2007	93	479,935	13.89	6,664,040	14	16
2008	80	394,593	15.64	6,172,565	13	13
2009	21	78,025	18.57	1,448,807	3	3
2010	9	52,506	13.57	712,735	2	2
2011	5	25,420	17.50	444,740	1	1
2012	6	33,117	13.78	456,207	1	1
2013 and thereafter	4	13,705	21.48	294,323	1	1

Total	690	2,957,572	$15.38	$45,483,769	100%	100%

(1)
Excludes leases that have been entered into but which tenant has not yet taken possession, vacant suites, temporary leases and month-to-month leases.

(2)
Base rent is defined as the minimum payments due, excluding periodic contractual fixed increases and rents calculated based on a percentage of tenants' sales.

MANAGEMENT

        The following table sets forth certain information concerning our executive officers:

Name	Age	Office
Stanley K. Tanger	80	Founder, Chairman of the Board of Directors and Chief Executive Officer
Steven B. Tanger	54	Director, President and Chief Operating Officer
Rochelle G. Simpson	64	Secretary and Executive Vice President—Administration and Finance
Willard A. Chafin, Jr.	66	Executive Vice President—Leasing, Site Selection, Operations and Marketing
Frank C. Marchisello, Jr.	45	Executive Vice President—Chief Financial Officer
Joseph H. Nehmen	54	Senior Vice President—Operations
Carrie A. Warren	41	Senior Vice President—Marketing
Virginia R. Summerell	45	Treasurer and Assistant Secretary
Kevin M. Dillon	45	Vice President—Construction and Development
Lisa J. Morrison	43	Vice President—Leasing

        Stanley K. Tanger is our Founder, Chief Executive Officer and Chairman of the Board of Directors. He also served as President from our inception to December 1994. Mr. Tanger opened one of the country's first outlet shopping centers in Burlington, North Carolina in 1981. Before entering the factory outlet center business, Mr. Tanger was President and Chief Executive Officer of his family's apparel manufacturing business, Tanger/Creighton, for 30 years.

        Steven B. Tanger is a director and was named our President and Chief Operating Officer effective January 1, 1995. Previously, Mr. Tanger served as Executive Vice President since joining us in 1986. He has been with Tanger-related companies for most of his professional career, having served as Executive Vice President of Tanger/Creighton for 10 years. He is responsible for all phases of property acquisitions, project development, including site selection, land acquisition and development, leasing, marketing and overall management of existing outlet centers. Mr. Tanger is a graduate of the University of North Carolina at Chapel Hill and the Stanford University School of Business Executive Program. Mr. Tanger is the son of Stanley K. Tanger.

        Rochelle G. Simpson was named our Executive Vice President—Administration and Finance in January 1999. She previously held the position of Senior Vice President—Administration and Finance since October 1995. She is also our Secretary and previously served as Treasurer from May 1993 through May 1995. She entered the factory outlet center business in January 1981, in general management and as chief accountant for Stanley K. Tanger and later became Vice President—Administration and Finance. Ms. Simpson oversees the accounting and finance departments and has overall management responsibility for our headquarters.

        Willard A. Chafin, Jr. was named our Executive Vice President—Leasing, Site Selection, Operations and Marketing in January 1999. Mr. Chafin previously held the position of Senior Vice President—Leasing, Site Selection, Operations and Marketing since October 1995. He joined us in April 1990, and since has held various executive positions where his major responsibilities included supervising the

Marketing, Leasing and Property Management Departments, and leading the Asset Management Team. Prior to joining us, Mr. Chafin was the Director of Store Development for the Sara Lee Corporation, where he spent 21 years. Before joining Sara Lee, Mr. Chafin was employed by Sears Roebuck & Co. for nine years in advertising/sales promotion, inventory control and merchandising.

        Frank C. Marchisello, Jr. was named our Executive Vice President and Chief Financial Officer in April 2003. Previously he held the position of Senior Vice President and Chief Financial Officer since January 1999. He was named Vice President and Chief Financial Officer in November 1994. Prior to that, he served as our Chief Accounting Officer since joining us in January 1993 and Assistant Treasurer since February 1994. He was employed by Gilliam, Coble & Moser, certified public accountants, from 1981 to 1992, the last six years of which he was a partner of the firm in charge of various real estate clients. Mr. Marchisello is a graduate of the University of North Carolina at Chapel Hill and is a certified public accountant.

        Joseph H. Nehmen was named our Senior Vice President of Operations in January 1999. He joined us in September 1995 and was named Vice President of Operations in October 1995. Mr. Nehmen has over 20 years experience in private business. Prior to joining Tanger, Mr. Nehmen was owner of Merchants Wholesaler, a privately held distribution company in St. Louis, Missouri. He is a graduate of Washington University. Mr. Nehmen is the son-in-law of Stanley K. Tanger and brother-in-law of Steven B. Tanger.

        Carrie A. Warren was named our Senior Vice President—Marketing in May 2000. Previously, she held the position of Vice President—Marketing since September 1996 and Assistant Vice President—Marketing since joining us in December 1995. Prior to joining Tanger, Ms. Warren was with Prime Retail, L.P. for four years where she served as Regional Marketing Director responsible for coordinating and directing marketing for five outlet centers in the southeast region. Prior to joining Prime Retail, L.P., Ms. Warren was Marketing Manager for North Hills, Inc. for five years and also served in the same role for the Edward J. DeBartolo Corp. for two years. Ms. Warren is a graduate of East Carolina University.

        Virginia R. Summerell was named our Treasurer in May 1995 and Assistant Secretary in November 1994. Previously, she held the position of Director of Finance since joining us in August 1992, after nine years with NationsBank. Her major responsibilities include maintaining banking relationships, oversight of all project and corporate finance transactions and development of treasury management systems. Ms. Summerell is a graduate of Davidson College and holds an MBA from the Babcock School at Wake Forest University.

        Kevin M. Dillon was named our Vice President—Construction and Development in May 2002. Previously, he held the position of Vice President—Construction from October 1997 to May 2002, Director of Construction from September 1996 to October 1997 and Construction Manager from November 1993, the month he joined us, to September 1996. Prior to joining our company, Mr. Dillon was employed by New Market Development Company for six years where he served as Senior Project Manager. Prior to joining New Market, Mr. Dillon was the Development Director of Western Development Company where he spent six years.

        Lisa J. Morrison was named our Vice President—Leasing in May 2001. Previously, she held the position of Assistant Vice President of Leasing from August 2000 to May 2001 and Director of Leasing from April 1999 until August 2000. Prior to joining us, Ms. Morrison was employed by the Taubman Company and Trizec Properties, Inc. where she served as a leasing agent. Her major responsibilities include managing the leasing strategies for our operating properties, as well as expansions and new development. She also oversees the leasing personnel and the merchandising and occupancy for Tanger properties.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
TO HOLDERS OF COMMON SHARES

        The following is a summary of the federal income tax considerations that are material to your acquisition, ownership and disposition of our common shares. The federal income tax considerations applicable to your acquisition, ownership and disposition of our common shares will vary depending on your particular situation, and this summary does not purport to deal with all aspects of the federal income tax considerations that may be relevant to you in light of your personal investment or tax circumstances, or if you are subject to special treatment under the federal income tax laws except to the extent discussed under the headings "—Taxation of Tax Exempt Shareholders" and "—Taxation of Non-U.S. Shareholders." Shareholders receiving special treatment include, without limitation:

  •
  insurance companies;

  •
  financial institutions, dealers in securities, broker-dealers, banks or thrifts;

  •
  tax-exempt organizations;

  •
  shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

  •
  U.S. shareholders (as defined below) with a "functional currency" other than the U.S. dollar;

  •
  S corporations;

  •
  persons subject to the alternative minimum tax provision of the Internal Revenue Code;

  •
  U.S. expatriates;

  •
  real estate investment trusts or regulated investment companies; and

  •
  holders who acquire our common stock as compensation.

        If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of that stock.

        This summary assumes that you will acquire, hold and dispose of shares of our common shares as capital assets (generally, assets held for investment). In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common shares.

        Except as set forth under the caption "Other Tax Considerations to the Company," this discussion does not address any aspects of federal income taxation relating to our election to be taxed as a real estate investment trust. A summary of certain federal income tax considerations relating to our election to be taxed as a real estate investment trust is provided in the accompanying prospectus.

        The discussion set forth below assumes that we qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). See the discussion in the accompanying prospectus under the heading "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc." for a description of the tax opinion to be rendered by our counsel at the closing of this offering. If in any taxable year we fail to qualify as a REIT, we would not be allowed a deduction for dividends paid to our shareholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate income tax rates. As a result, the funds available for distribution to our shareholders would be reduced. See "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election—Failure to Qualify" in the accompanying prospectus. This summary of certain federal income tax considerations to holders of common shares is based on current law, is for general information only, and is not tax advice.

        The information in this section is based on:

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  the Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Code;

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  the legislative history of the Code;

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  current administrative interpretations and practices of the Internal Revenue Service; and

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  court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the federal income tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change.

        YOU SHOULD REFER TO THE ACCOMPANYING PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS THAT RELATE TO OUR REIT ELECTION. YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND DISPOSITION, OUR ELECTION TO BE TAXED AS A REIT FOR FEDERAL INCOME TAX PURPOSES, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Taxable U.S. Shareholders Generally

        As used herein, the term "U.S. shareholder" means a beneficial owner of our common shares who, for federal income tax purposes:

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  is a citizen or resident of the United States,

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  is a corporation (including any entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

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  is an estate the income of which is subject to federal income taxation regardless of its source, or

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  is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, are also considered U.S. shareholders.

        Distributions generally.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. In addition, these distributions will generally not be eligible for treatment as "qualified dividend income" for individual U.S. shareholders. See "—New Legislation" below. For purposes of determining whether distributions to holders of our common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares and then to our common shares.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis which each U.S. shareholder has in shares of stock for federal income tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted tax basis in his shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend during January of the following calendar year. U.S. shareholders may not include in their own federal income tax returns any net operating losses or capital losses of the company.

        Capital gain distributions.    Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or exchange of a capital asset to the extent that these gains do not exceed our actual net capital gain for the taxable year. As described in "—New Legislation" below, these gains may be taxable to non-corporate U.S. shareholders at a 15%, 20% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

        Passive activity losses and investment interest limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares, however, may not be treated as investment income depending upon your particular situation.

        Retention of net capital gains.    We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

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  include its proportionate share of our undistributed net long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the company's taxable year falls,

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  be deemed to have paid the federal income tax imposed on us on the designated amounts that are included in the U.S. shareholder's income as long-term capital gains,

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  receive a credit or refund for the amount of federal income tax deemed paid by it,

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  increase the adjusted basis of its common shares by the difference between the amount of includible gains and the federal income tax deemed to have been paid by it, and

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  in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained net capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

Disposition of Common Shares

        If you are a U.S. shareholder and you sell, exchange or otherwise dispose of our common shares, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or other disposition and your adjusted tax basis in the shares for tax purposes. This gain or loss will be long-term capital gain or loss if you have held the common shares for more than one year. In general, if you are a U.S. shareholder and you recognize loss upon the sale or other disposition of shares of our common shares that you have held for six months or less, then after applying the relevant holding period rules, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us that were required to be treated as long-term capital gains. The ability to deduct capital losses may be subject to limitations.

Tax Shelter Reporting

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the Internal Revenue Service. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Backup Withholding

        We report to our U.S. shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any federal income tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's federal income tax liability.

Taxation of Tax Exempt Shareholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, except as described below, gain from the sale, exchange or other disposition of our common shares will generally not be unrelated business taxable income to a tax-exempt shareholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt shareholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or the shares are held for use in a trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

        For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified legal service plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income as to specified tax exempt trusts which hold more than 10%, by value, of the interests in the REIT. A REIT's tax status as a "pension-held REIT" depends, in part, on the ownership of its shares. As a result of the limitations on the transfer and ownership of our shares contained in our charter, we do not expect to be classified as a "pension-held REIT", and as a result, the tax treatment described in this paragraph should be inapplicable to our shareholders.

Taxation of Non-U.S. Shareholders

        When we use the term "non-U.S. shareholder" we mean shareholders who are not U.S. shareholders, as such term is defined above under "Taxation of U.S. Shareholders Generally."

Distributions Generally

        Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        We expect to withhold United States income tax at the rate of 30% on any dividend distributions made to a non-U.S. shareholder unless:

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  a lower treaty rate applies and the non-U.S. shareholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

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  the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business.

        Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that such distribution do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Distributions and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

        Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

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  the investment in the common stock is treated as effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

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  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above.

        We will be required to withhold and to remit to the Internal Revenue Service 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

Retention of Net Capital Gains

        Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains and to receive from the Internal Revenue Service a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability.

Dispositions of Common Stock

        Gain recognized by a non-U.S. shareholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a "United States real property interest" within the meaning of FIRPTA. The common stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. We believe, but cannot guarantee, that we are a "domestically controlled REIT." Even if we are a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that we will continue to be a "domestically controlled REIT."

        Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. shareholder's United States trade or business or (b) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more and certain other conditions are met.

        Even if we do not qualify as a "domestically controlled REIT" at the time a non-U.S. shareholder sells our common stock, gain arising from the sale or exchange by a non-U.S. shareholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

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  the common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

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  such non-U.S. shareholder owned, actually or constructively, 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

        Generally, information reporting will apply to payments of distributions on our common stock and backup withholding may apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-United States status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the Internal Revenue Service. Non-U.S. shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup witholding under current Treasury Regulations.

New Legislation

        The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends paid by domestic taxable corporations and certain qualified corporations has generally been reduced to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by a REIT are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable either to dividends received from taxable domestic subchapter C corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends to be more attractive relative to stocks of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Other Tax Considerations to the Company

        We may be required to pay tax in various states or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed in the accompanying prospectus. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common shares.

        As discussed in the accompanying prospectus under the caption "Material Federal Income Tax Considerations To Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—General," if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full-corporate level tax. Prior to January 2, 2002, in order to obtain the results described in this paragraph with respect to the recognition of gain, we were required to make an election under Treasury Regulation Section 1.337(d)-5T. However, for transactions occurring on or after January 2, 2002, Treasury Regulation Section 1.337(d)-7T provides that, in order to obtain equivalent treatment, we must refrain from making an election. We plan to make or refrain from making an election under the applicable Treasury Regulations to obtain the results described in this paragraph with respect to the recognition of gain.

        As discussed in the accompanying prospectus under the caption "Material Federal Income Tax Considerations To Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—General," if we qualify for taxation as a REIT, we will generally not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. We may be required to pay certain federal income taxes, however, as discussed in the accompanying prospectus. In addition, we will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of ours to any of our tenants. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where generally:

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  Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

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  Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

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  The taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing or rendering the service.

        As discussed in the accompanying prospectus under the caption "Material Federal Income Tax Considerations To Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—Qualified Real Estate Investment Trust Subsidiaries," we own a number of properties through wholly owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries." A corporation will qualify as a qualified REIT subsidiary if we own 100% of the corporation's stock, and the corporation is not a "taxable REIT subsidiary," as described below.

        A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non customary services to tenants of its parent REIT. Any amounts we receive from a taxable REIT subsidiary's provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test described in the accompanying prospectus.

        A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are satisfied. We own interests in Tanger Development Corporation, and we have jointly elected with it to have it be treated as a taxable REIT subsidiary. We may acquire interests in additional taxable REIT subsidiaries in the future. As a result, our ownership of Tanger Development Corporation and any additional taxable REIT subsidiaries will not be subject to the 10% asset test described in the accompanying prospectus, and their operations will be subject to the provisions described in the accompanying prospectus which are applicable to a taxable REIT subsidiary. See "Material Federal Income Tax Considerations To Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—Asset Tests." In addition, rents received from a tenant that is a taxable REIT subsidiary will not be excluded from the definition of "rents from real property" for purposes of meeting the income tests described in the accompanying prospectus if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by other tenants for comparable space.

Proposed Legislation

        Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

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  As discussed in the accompanying prospectus under "Material Federal Income Tax Considerations To Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger

    Factory Outlet Centers, Inc.—Asset Tests," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

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  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described in the accompanying prospectus under "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

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  The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

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  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded when calculating the 10% value limitation discussed in the accompanying prospectus under "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election—Taxation of Tanger Factory Outlet Centers, Inc.—Assets Tests."

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  As discussed above under "—Other Tax Considerations to the Company," amounts received by a REIT for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

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  As discussed above under "—Taxation of Non-U.S. Shareholders—Capital Gain Distributions and Distributions Attributable to a Sale or Exchange of United States Real Property Interests," we are required to withhold 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is "regularly traded" if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Shareholders—Distributions Generally."

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form.

UNDERWRITING

        Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter's name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Banc of America Securities LLC
UBS Securities LLC
Total	2,300,000

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price, less a concession not to exceed $0.    per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.    per share on the sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 345,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We and our officers and directors have agreed that, subject to limited exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        Our common stock is listed on the New York Stock Exchange under the symbol "SKT."

        The following table shows the underwriting discount and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our portion of the total expenses of this offering will be approximately $500,000.

        Because an affiliate of Banc of America Securities LLC is a lender under one of our senior credit facilities and may receive more than 10% of the net proceeds of this offering when we repay that facility, this offering is being conducted in compliance with Rule 2710(c)(8) of the NASD.

        Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

Representations of Purchasers

        By purchasing common shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common shares without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable no later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. In addition, the financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tanger Properties Limited Partnership for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The Combined Statement of Revenues and Certain Operating Expenses of the Charter Oak portfolio incorporated into the registration statement, of which the accompanying prospectus is a part, by reference to our Current Report on Form 8-K dated December 8, 2003 have been so incorporated in reliance on the report of Deloitte & Touche LLP, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the common shares will be passed upon for us by Latham & Watkins LLP, New York, New York and Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, North Carolina. Certain matters relating to the common shares will be passed upon for the underwriter by Clifford Chance US LLP.

        Latham & Watkins LLP and Clifford Chance US LLP will rely as to matters of North Carolina law on the opinions of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-61394/
333-61394-01), as amended by the Post-Effective Amendment No. 2 to Form S-3, with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

        SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) until we sell all of the securities covered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  Current Reports on Form 8-K, filed on October 6, 2003 and December 8, 2003; and

  •
  Proxy Statement on Schedule 14A, dated April 8, 2003.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Tanger Factory Outlet Centers, Inc.
Attention: Investor Relations
3200 Northline Avenue, Suite 360
Greensboro, NC 27408
(336) 292-3010

PROSPECTUS

$400,000,000
TANGER FACTORY OUTLET CENTERS, INC.
Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants
and
TANGER PROPERTIES LIMITED PARTNERSHIP
Debt Securities

        Tanger Factory Outlet Centers, Inc. may from time to time offer:

  (1)
  our preferred shares, par value $.01 per share;

  (2)
  our preferred shares represented by depositary shares;

  (3)
  our common shares, par value $.01 per share; or

  (4)
  warrants to purchase our common shares; and

        Tanger Properties Limited Partnership may from time to time offer in one of more series its unsecured debt securities, which may either be senior or subordinated.

        The offering by Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership may be at an aggregate public offering price of up to $400,000,000 on terms to be determined at the time of the offering.

        Tanger Factory Outlet Centers, Inc. is referred to in this prospectus as the Company and Tanger Properties Limited Partnership is referred to in this prospectus as the Operating Partnership.

        The preferred shares, depositary shares, common shares, warrants to purchase our common shares and debt securities (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus; provided that the Company will unconditionally guarantee the payment of principal and a premium, if any, and interest on the debt securities, to the extent and on the terms described herein and in any accompanying prospectus supplement to this prospectus. Because the aggregate public offering price is $400,000,000, the Company's issuance of any equity securities pursuant to this Registration Statement will reduce dollar for dollar the amount of debt guarantees the Company can issue and will, correspondingly, reduce dollar for dollar the amount of debt securities that the Operating Partnership can issue. Similarly, if the Operating Partnership issues debt securities, the Company will be required to simultaneously issue an equal amount in debt guarantees, thereby reducing the Company's ability to issue securities in the future. Under this Registration Statement, the Company can issue equity securities and debt guarantees, but not debt securities, and the Operating Partnership can issue only debt securities.

        The specific terms of the securities offered by this prospectus will be set forth in each prospectus supplement and will include, where applicable:

        —    in the case of our preferred shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; in the case of our depositary shares, the fractional share of preferred shares represented by each such depositary share;

        —    in the case of our common shares, any initial public offering price; in the case of the warrants to purchase our common shares, the duration, offering price, exercise price and detachability;

        —    in the case of debt securities, the specific title, rank, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or book-entry), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, terms of the related guarantee, and any initial public offering price; and

        —    in addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust ("REIT") for federal income tax purposes.

        Each prospectus supplement will also contain information, where applicable, about the United States federal income tax considerations of, and any exchange listing of, the securities covered by the prospectus supplement.

        See "Risk Factors" beginning on page 4 of this Prospectus for a description of certain factors that should be considered by purchasers of our securities.

        Our common shares are traded on the New York Stock Exchange under the symbol "SKT." On August 13, 2002, the last reported sale price of our common shares was $28.36 per share.

        Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is August 28, 2002.

PROSPECTUS

I.    THE COMPANY AND THE OPERATING PARTNERSHIP

        We are one of the largest owners and operators of factory outlet centers in the United States. We are organized to operate as an equity real estate investment trust, or REIT. We are a fully-integrated, self-administered and self-managed real estate company that focuses exclusively on developing, acquiring, owning and operating factory outlet centers. We provide all development, leasing and management services for our centers. As of March 31, 2002, we owned and operated 29 centers with a total gross leasable area, or GLA, of approximately 5.3 million square feet. These centers were 95% occupied, contained approximately 1,100 stores and represented over 250 store brands as of such date.

        The Company's wholly owned subsidiary, Tanger GP Trust, serves as the general partner of the Operating Partnership. The factory outlet centers and other assets of the Company's business are owned by, and all of its operations, are conducted by the Operating Partnership. Accordingly, the descriptions of the business, employees and properties of the Company are also descriptions of the business, employees and properties of the Operating Partnership.

Organizational Chart

        In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 90% of our taxable income each year.

        The Company and the Operating Partnership are organized under the laws of the state of North Carolina and maintain their principal executive offices at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408.

II.    RISK FACTORS

        You should carefully consider the following risk factors and other information in this prospectus and the related prospectus supplement before deciding to buy our securities:

        We face competition from several real estate companies.

        Numerous developers and real estate companies are engaged in the development or ownership of manufacturers' outlet centers and other commercial properties and compete with us in seeking tenants for outlet centers. This results in competition for the acquisition of prime properties and for tenants who will lease space in our existing and subsequently acquired outlet centers.

        The manufacturer's outlet center industry has a relatively short operating history, therefore past performance may not be indicative of our future performance.

        Although the manufacturers' outlet center industry has grown over the last several years, the industry represents a relatively new segment of the retailing industry and, therefore, the long-term performance of these centers may not be comparable to, and cash flows may not be as predictable as, traditional retail malls.

        The economic performance and the value of our manufacturer's outlet centers are dependent on several market factors.

        Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

        We may be unable to successfully bid for and develop economically attractive manufacturer's outlet centers.

        We intend to actively pursue manufacturers' outlet center development projects, including the expansion of existing centers. These projects generally require expenditure of capital on projects that may not be completed as well as various forms of government and other approvals. We cannot be assured that we will be able to get financing on acceptable terms or be able to get the necessary approvals.

        Our earnings and therefore our profitability is entirely dependent on rental income from real property.

        Substantially all of our income is derived from rental income from real property. Our income and funds for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our centers on economically favorable lease terms. In addition, the terms of manufacturers' outlet store tenant leases traditionally have been significantly shorter than in traditional segments of retailing. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that we will be able to re-lease space on economically favorable terms.

        We are substantially dependent on the success of our retailers to generate sales.

        Our operations are necessarily subject to the changes in operations of our retail tenants. A portion of our rental revenues are derived from percentage rents that directly depend on the sales volume of certain tenants. In addition, in recent years, a number of retailers have experienced financial difficulties. The bankruptcy of a major tenant or number of tenants may have a material adverse effect on our results of operations.

        We may be subject to environmental regulation.

        Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

        We are required by law to make distributions to our shareholders.

        To obtain the favorable tax treatment associated with our REIT status, generally, we will be required to distribute to our common and preferred shareholders at least 90% of our net taxable income each year. We depend upon distributions or other payments from the Operating Partnership to make distributions to our common and preferred shareholders.

        Our failure to qualify as a REIT could subject our earnings to corporate level taxation.

        We believe that we have operated and intend to operate in a manner that permits us to qualify as a REIT under the Internal Revenue Code of 1986, as amended. However, no assurance can be given that we have qualified or will remain qualified as a REIT. If in any taxable year we were to fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Our failure to qualify for taxation as a REIT is likely to have an adverse effect on the market value and marketability of our securities.

        We depend on distributions from our Operating Partnership to meet our financial obligations, including guarantee obligations.

        Our operations are conducted by the Operating Partnership, and our only significant asset is our interest in the Operating Partnership. As a result, we depend upon distributions or other payments from the Operating Partnership in order to meet our financial obligations, including our obligations under any guarantees or to pay dividends to our common and preferred shareholders. Any guarantee will be effectively subordinated to existing and future liabilities of the Operating Partnership. At March 31, 2002, the Operating Partnership had $359.6 million of indebtedness outstanding, of which $176.2 million was secured debt. The Operating Partnership is a party to loan agreements with various bank lenders which requires the Operating Partnership to comply with various financial and other covenants before it may make distributions to us. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to us.

III.    USE OF PROCEEDS

        We intend to contribute all of the proceeds from the sale of securities of the Company to the Operating Partnership. Unless otherwise described in the applicable prospectus supplement, the Operating Partnership intends to use the net proceeds from the sale of our securities for general purposes, which may include the development or the acquisition of additional portfolio properties as suitable opportunities arise, the expansion and improvement of certain centers in the Operating Partnership's portfolio, and the repayment of certain secured or unsecured indebtedness outstanding at such time.

IV.    RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

        The following table set forth ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods shown. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before income before gain or (loss) on sale of real estate, minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest costs (including capitalized interest), amortization of debt issuance costs and that portion of rental expense estimated to be attributed to interest.

Ratio of Earnings to Fixed Charges

Three Months Ended March 31,
2002	2001
1.24	1.09
Years Ended December 31,
2001	2000	1999	1998	1997
1.28	1.38	1.61	1.62	1.82

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

Three Months Ended March 31,
2002	2001
1.17	1.03
Years Ended December 31,
2001	2000	1999	1998	1997
1.22	1.30	1.50	1.50	1.66

V.    WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 (Reg. No. 333-61394/333-61394-01) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

        SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) until we sell all of the securities covered by this prospectus:

        —  Annual Reports on Form 10-K for the year ended December 31, 2001;

        —  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

        —  Current Reports on Form 8-K, filed on April 30, 2002, July 30, 2002 and August 2, 2002; and

        —  Proxy Statement on Schedule 14A, dated April 16, 2002.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

  Tanger Factory Outlet Centers, Inc.
  Attention: Investor Relations
  3200 Northline Avenue, Suite 360
  Greensboro, NC 27408
  (336) 292-3010

VI.    FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about the Company and the Operating Partnership, including, among other things:

        —    our anticipated growth strategies;

        —    our intention to acquire additional properties;

        —    anticipated trends in our business, including trends in the market for long-term net leases of freestanding, multiple tenant manufacturer's outlet center properties;

        —    future expenditures for development projections; and

        —    availability of capital to finance our business.

        Additional factors that may cause risks, uncertainties and assumptions include those discussed in the section entitled "Business" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Annual Report"), including the subheadings entitled "The Company's Factory Outlet Center," "The Factory Outlet Concept," "Business and Operating Strategy," "Capital Strategy," "Competition" and "Recent Developments," and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since those dates.

VII.    DESCRIPTION OF DEBT SECURITIES

General

        The following description of the terms of the debt securities sets forth certain general terms and provisions of our debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered, the extent, if any, to which such general provisions may apply to our debt securities and any modifications of or additions to the general terms of the debt securities applicable in the case of the debt securities will be described in the prospectus supplement relating to such debt securities.

        The debt securities will be issued by the Operating Partnership and will be guaranteed by the Company. The Company will not issue debt securities. The senior debt securities will be issued under an indenture, dated as of March 1, 1996 between the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee and the subordinated debt securities are to be issued under an indenture to be dated as of a date on or prior to the first issuance of subordinated debt securities, as supplemented from time to time between the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee. The original senior indenture, dated as of March 1, 1996, was filed as an exhibit to our Registration Statement on Form S-3 dated April 12, 1996. The senior indenture was subsequently supplemented by a First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, which were filed on our Current Reports on Form 8-K dated March 11, 1996, October 24, 1997 and February 16, 2001, respectively. The form of the subordinated indenture was filed as an exhibit to the Amendment No. 1 to the Registration Statement on Form S-3 dated January 23, 1996.

        The indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the TIA. The statements made hereunder relating to the indentures and the debt securities to be issued thereunder are summaries of certain provisions of those agreements and are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities.

        The debt securities will be direct, unsecured obligations of the Operating Partnership. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Operating Partnership (including the senior debt securities) as described under "Subordination" below. The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the general partner of the Operating Partnership or as established in one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time and may vary as to interest rate or formula, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

        The indentures provide or will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        This summary sets forth certain general terms and provisions of the indentures, the debt securities and the related guarantees. For a detailed description of a specific series of debt securities and the related guarantees, you should consult the prospectus supplement for that series. The prospectus supplement may contain any of the following information where applicable:

  (1)
  the title of those debt securities;

  (2)
  the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

  (3)
  the percentage of the principal amount at which those debt securities will be issued and, if other than 100% of the principal amount thereof, the portion of the principal amount payable upon acceleration of the maturity;

  (4)
  the date or dates, or the method for determining the date or dates, on which the principal of (and premium, if any, on) those debt securities will be payable;

  (5)
  the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

  (6)
  the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for Payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  (7)
  the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership or the Company, as applicable, relating to the debt securities, the applicable guarantees and the applicable Indenture may be served;

  (8)
  the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

  (9)
  the obligation, if any, of the Operating Partnership to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities of the Operating Partnership to offer to redeem, repay or purchase those debt securities, and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

  (10)
  if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (11)
  whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be, based on one or more currencies, currency units or composite currencies) and the manner in which those amounts shall be determined;

  (12)
  any additions to, modifications of or deletions from the terms of the events of default or covenants with respect to those debt securities;

  (13)
  whether those debt securities will be issued in certificated or book-entry form or both, and, if so, the identity of the depositary and the terms of the depositary arrangement for those debt securities;

  (14)
  whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

  (15)
  the specific terms of the related guarantees;

  (16)
  if the defeasance and covenant defeasance provisions of the applicable indenture for those debt securities are to be inapplicable, or any modifications to such provisions;

  (17)
  whether and under what circumstances the Operating Partnership will pay additional amounts as contemplated in the applicable indenture on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such debt securities in lieu of making such payment;

  (18)
  if other than the trustee, the identity of each security registrar and/or paying agent; and

  (19)
  any other terms of those debt securities not inconsistent with the provisions of the applicable indenture.

        The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Any material, special U.S. federal income tax, accounting and other considerations applicable to securities issued with original issue discount will be described in the applicable prospectus supplement.

        Except as described in "Merger, Consolidation or Sale" or as may be set forth in the applicable prospectus supplement, the indentures do not contain any provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of debt securities protection in the event of:

  (1)
  a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party,

  (2)
  a change of control, or

  (3)
  a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the holders of the debt securities.

        However, our organizational documents contain certain restrictions on ownership and transfers of our common shares and preferred shares that are designed to preserve our status as a REIT and may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares." In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the debt securities.

        Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company and the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection. Reference is made to "Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, compliance with such covenants generally may not be waived with respect to a series of debt securities by the Board of Directors of the Company as sole shareholder of the general partner of the Operating Partnership or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the indenture described under "Discharge, Defeasance and Covenant Defeasance" below apply to such series of debt securities. See "Modification of the Indenture."

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series which are registered securities, other than registered securities issued in book-entry form (which may be in any denomination) will be issuable in denominations of $1,000 and integral multiples thereof, and the debt securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States.

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and rank and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by the Operating Partnership with respect to any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither the Operating Partnership nor the applicable trustee shall be required to:

  (1)
  issue, register the transfer of or exchange any debt securities if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on the day of such selection;

  (2)
  register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

  (3)
  issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

        Each Indenture provides that the Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that:

  (1)
  either the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities issued under such indenture, in the case of any successor to the Operating Partnership, or the applicable guarantee, in the case of any successor to the Company and the due and punctual performance and observance of all of the covenants and conditions contained in such indenture and, as applicable, such debt securities or guarantees;

  (2)
  immediately after giving effect to such transaction no event of default, and no event which, after notice or the lapse of time, or both, would become such an event of default, under such indenture shall have occurred and be continuing; and

  (3)
  an officer's certificate and legal opinion covering such conditions shall be delivered to the applicable trustee.

Certain Covenants

        Limitations on Incurrence of Indebtedness.    The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is greater than 60% of the sum of:

  (1)
  the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

  (2)
  any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the "Adjusted Total Assets").

        In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

  (1)
  such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

  (2)
  the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

  (3)
  any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and

  (4)
  in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

        In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness (as defined below), whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

        For purposes of this covenant, Indebtedness is deemed to be "incurred" by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

        Restrictions on Dividends and Other Distributions.    The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution:

  (a)
  no default under the Indenture or event of default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Operating Partnership, the Company or any Subsidiary shall have occurred or be continuing and

  (b)
  the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of

  (i)
  95% of the aggregate cumulative Funds From Operations (as defined below) of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and

  (ii)
  the aggregate Net Cash Proceeds (as defined below) received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock (as defined below) of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company's status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

        Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

        Existence.    Except as permitted under "Merger, Consolidation or Sale," each of the Company and the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Company nor the Operating Partnership shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

        Maintenance of Centers.    Each of the Company and the Operating Partnership will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership, the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties except as otherwise provided in "Merger, Consolidation or Sale."

        Insurance.    The Company and the Operating Partnership will be required to, and will be required to cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide.

        Payment of Taxes and Other Claims.    Each of the Company and the Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

  (1)
  all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary; and

  (2)
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company or any Subsidiary; provided, however, that neither the Company nor the Operating Partnership shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Company and the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) of the Exchange Act (the "Financial Statements") if the Company and the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company and the Operating Partnership would have been required so to file such documents if the Company and the Operating Partnership were so subject.

        The Company and the Operating Partnership will also in any event (x) within 15 days of each Required Filing Date

  (1)
  transmit by mail to all Holders of debt securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

  (2)
  file with the applicable trustee, copies of the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

(y) if filing such documents by the Company and the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Definitions Used For the Debt Securities

        As used herein,

        "Annual Service Charge" as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter period for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries

  (1)
  plus amounts which have been deducted for

  (a)
  interest on Indebtedness of the Operating Partnership and its Subsidiaries,

  (b)
  provision for taxes of the Operating Partnership and its Subsidiaries based on income,

  (c)
  amortization of debt discount,

  (d)
  depreciation and amortization,

  (e)
  the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

  (f)
  amortization of deferred charges, and

  (g)
  provisions for or realized losses on properties,

  (2)
  less amounts which have been included for gains on properties.

        "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        "Funds from Operations," or FFO, means for any period the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

        "Indebtedness" means any indebtedness, whether or not contingent, in respect of

  (1)
  borrowed money evidenced by bonds, notes, debentures or similar instruments,

  (2)
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property,

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

  (4)
  any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

        "Net Cash Proceeds" means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Permitted Indebtedness" means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

        "Secured Indebtedness" means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

        "Subsidiary" means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

        "Total Assets" as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivables).

        "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

        "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

Additional Covenants

        Any additional or different covenants of the Company and the Operating Partnership with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

        Under each indenture, an event of default with respect to any series of debt securities issuable thereunder means any one of the following events:

  (1)
  default for 30 days in the payment of any installment of interest on any debt security of any series when due and payable;

  (2)
  default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity;

  (3)
  default in making any sinking fund payment as required for any debt security of such series;

  (4)
  default in the performance, or breach, of any covenant or warranty contained in the applicable indenture (other than a covenant added to the applicable indenture solely for the benefit of a series of debt securities issued thereunder other than that series), continued for 60 days after written notice as provided in the applicable indenture;

  (5)
  default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

  (6)
  failure of the Operating Partnership or the Company within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order in excess of $5,000,000 which is not stayed on appeal or contested in good faith,

  (7)
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, the Operating Partnership or any Significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) or either of its property; and

  (8)
  any other event of default provided with respect to a particular series of debt securities of the Operating Partnership.

        If an event of default with respect to debt securities of any series at the time outstanding (other than one for certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee as described above, which event of default shall result in an automatic acceleration) occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the guarantor (and to the applicable trustee if given by the holders).

        However, at any time after the declaration of acceleration with respect to debt securities of a series (or of all debt securities then outstanding under the applicable indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under such indenture, as the case may be) may rescind and annul such acceleration and its consequences if:

  (1)
  the Operating Partnership or the guarantor had paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee and

  (2)
  all events of default, other than the non-payment of accelerated principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such indenture.

        The indentures also provide or will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then Outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

  (1)
  in the payment of the principal of (or premium, if any) or interest on any debt security of such series, or

  (2)
  in respect of a covenant or provision contained in such indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

        Each indenture requires or will require each trustee to give notice of a default under the indenture to all holders of debt securities within 90 days, unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee shall be protected in withholding notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified responsible officers of the trustee consider withholding the notice to be in that holders' interest.

        Each indenture provides or will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

        Each indenture provides or will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

        Within 120 days after the close of each fiscal year, the Operating Partnership and the guarantor must deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of any indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

  (1)
  change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any debt security;

  (2)
  reduce the principal amount of, or the rate (or manner of calculation of the rate) or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or would be provable in bankruptcy;

  (3)
  change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any debt security;

  (4)
  impair the right to institute suit for the enforcement of any payment right with respect to any debt security;

  (5)
  change any redemption or repayment provisions applicable to any debt security;

  (6)
  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such indenture;

  (7)
  modify or affect in any manner adverse to the holders the terms and conditions of the obligations of the guarantor under the related guarantees in respect of the payment of principal (and premium, if any) and interest on any guaranteed securities;

  (8)
  make any change that adversely affects any right to exchange any debt security;

  (9)
  in the case of subordinated debt securities, modify any of the subordination provisions in a manner adverse to the holders thereof; or

  (10)
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security.

        The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right insofar as that series is concerned, to waive compliance by the Operating Partnership and the guarantor with certain covenants relating to that series of debt securities in the applicable indenture.

        Modifications and amendments of each indenture may be made by the Operating Partnership, the Company and the applicable trustee without the consent of any holder of debt securities for any of the following purposes:

  (1)
  to evidence the succession of another person to the Operating Partnership as obligor under the debt securities issuable under the applicable indenture or the Company as guarantor under the applicable guarantees;

  (2)
  to add to the covenants of the Operating Partnership or the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or the Company;

  (3)
  to add events of default for the benefit of the holders of all or any series of debt securities issuable under each indenture;

  (4)
  to add or change certain provisions of the applicable indenture relating to certain debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect;

  (5)
  to secure the debt securities;

  (6)
  to establish the form or terms of debt securities of any series;

  (7)
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

  (8)
  to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issuable under any indenture in any material respect;

  (9)
  to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect; or

  (10)
  to effect the assumption by the guarantor or a subsidiary thereof to the debt securities then outstanding under the applicable indenture.

  (11)
  to amend or supplement any provisions of the applicable indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding under any indenture;

        Each indenture provides or will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

  (1)
  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

  (2)
  the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided above);

  (3)
  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security in the applicable Indenture; and

  (4)
  debt securities owned by the Operating Partnership, the Company or any other obligor upon the debt securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

        Each indenture contains or will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the applicable trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of guaranteed securities) or request of the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected by the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Subordination

        Upon any distribution of assets of the Operating Partnership upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of the Operating Partnership to make payment of the principal (and premium, if any) and interest on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), or interest, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the senior indebtedness has been made or duly provided for in money or money's worth.

        In the event that, notwithstanding the foregoing, any such payment by the Operating Partnership is received by the trustee or the holders of any of the subordinated debt securities before all senior indebtedness is paid in full, such payment or distribution shall be paid over to the holders of the senior indebtedness or any representative on their behalf for application to the payment of all of the senior indebtedness remaining unpaid until all of the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness.

        Subject to the payment in full of all senior indebtedness upon the payment or distribution of the Operating Partnership, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of the subordinated debt securities. By reason of subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Operating Partnership may recover more, ratably, than holders of the subordinated debt securities.

        Senior indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the subordinated debt securities issued under the subordinated indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the subordinated debt securities, and renewals, extensions, modifications and refundings of any such indebtedness.

Discharge, Defeasance and Covenant Defeasance

        The Operating Partnership may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if the debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

        Each indenture provides or will provide that, unless the provisions of Section 402 are made inapplicable to the debt securities of or within any series pursuant to Section 301 of the applicable indenture, the Operating Partnership may elect either to:

  (1)
  defease and discharge itself and, if applicable, to discharge the guarantor from any and all obligations with respect to debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charges with respect to payments on the debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) ("defeasance"); or

  (2)
  release the Operating Partnership and the guarantor from certain obligations of the applicable indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 or Section 901 of the applicable indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such debt securities of any series ("covenant defeasance").

in either case upon the irrevocable deposit by the Operating Partnership or the guarantor with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

        A trust may only be established if, among other things, the Operating Partnership or, if applicable, the guarantor has delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable indenture.

        "Government Obligations" means securities that are (1) direct obligations of the United States of America or the government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or other government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by a custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership or the guarantor has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

  (1)
  the Holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security; or

  (2)
  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made.

        Then the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of:

  (1)
  a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  (2)
  the ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

  (3)
  any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, after the deposit of funds and/or Government Obligations referred to above, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        In the event the Operating Partnership effects a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of certain events of default other than the event of default described in clause 4 under "Events of Default, Notice and Waiver" with respect to sections no longer applicable to the debt securities or described in clause 8 thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, the Operating Partnership and the guarantor would remain liable to make payment of the amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion or Exchange Rights

        The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Global Securities

        The debt securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Guarantees of Debt Securities

        The Company, as guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, and premium, if any, and interest on, the debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The additional terms of any guarantee relating to a series of debt securities will be set forth in the applicable prospectus supplement. Guarantees will be unsecured obligations of the guarantor. Any right of payment of the holders of senior debt securities under the related guarantee will be prior to the right of payment of the holders of subordinated debt securities under the related guarantee, upon the terms set forth in the applicable prospectus supplement. The guarantees may be subordinated to other indebtedness and obligations of the Guarantor to the extent set forth in the applicable prospectus supplement.

        For any guarantee, reference is made to the applicable indenture and the applicable prospectus supplement for a description of the specific terms of that guarantee, including any additional covenants of the guarantor, the outstanding principal amount of indebtedness and other obligations, if any that will rank senior to such guarantee and, where applicable, subordination provisions of such guarantee.

VIII.    DESCRIPTION OF COMMON SHARES

        The Company has authority to issue 50,000,000 common shares, $0.01 par value per share. In this section, the terms "we," "our" and "us" refer to the Company and not the Operating Partnership. As of March 31, 2002, we had outstanding 7,998,001 common shares.

General

        The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that our common shares will be issuable upon conversion of our preferred shares or upon the exercise of our common shares warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Terms

        Each of our outstanding common shares will be entitled to one vote on all matters presented to shareholders for a vote. Holders of our common shares will not have, or be subject to, any preemptive or similar rights.

        Except for the election of a director to fill a vacancy on the board of directors and the election of directors by holders of one or more class or series of our preferred shares, directors will be elected by the holders of our common shares at each annual meeting of shareholders by a plurality of the votes cast. Holders of our common shares will not have cumulative voting rights for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the our common shares cast for the election of directors at that meeting will be able to elect all of the directors, other than any directors to be elected by the holders of one or more series of our preferred shares. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

        Our common shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of our common shares if and when declared by the board of directors of the Company out of funds legally available therefor.

        Under North Carolina law, shareholders are generally not liable for our debts or obligations. Payment and declaration of dividends on our common shares and purchases of our shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if we fail to pay dividends on one or more series of our preferred shares. See "Description of Preferred Shares." If we were to experience a liquidation, dissolution or winding up, each of our common shares would, subject to the rights of any holders of our preferred shares to receive preferential distributions, be entitled to participate equally in the assets available for distribution to them after payment of, or adequate provision for, all our known debts and liabilities.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year. This requirement is referred to as the "five or fewer" requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual or entity constructively owns our stock under the "five or fewer" requirement. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from a related party tenant, is not qualifying income for purposes of the gross income tests under the Internal Revenue Code. A related party tenant is generally a tenant in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of such tenant. To assist us in meeting these requirements, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities. See "Material Federal Income Tax Considerations to Tanger Factory

Outlet Centers, Inc.," including discussion under the subheadings "—Requirements for Qualification as a Real Estate Investment Trust" and "—Income Tests."

        Subject to certain exceptions specified in our charter, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, more than 4% of our outstanding common shares. Our charter provides that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional common stock, but may not acquire additional shares, such that the five largest beneficial owners of our common shares, taking into account the 4% limit and certain exemptions from such limit that the board of directors has granted to other shareholders, could hold more than 49% of our outstanding common shares. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of our outstanding common shares (or the acquisition of an interest in an entity which owns our common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of our outstanding common shares, and thus subject those common shares to the ownership limit in our charter.

        If the board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own common shares in the Company in violation of the above limit, the board of directors shall take such action as it deems advisable to refuse to give effect to, or to prevent such ownership or acquisition, including, but not limited to, the redemption of our common shares, refusal to give effect to the ownership or acquisition on our books or instituting proceedings to enjoin such ownership or acquisition.

        The board of directors may waive the limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. If our common shares are issued in excess of the ownership limit in our charter, or if our stock is transferred in a way that would cause our stock to be beneficially owned by fewer than 100 persons, then the issuance or transfer shall be void, and the intended transferee will acquire no rights to our stock.

        The ownership limits desonded above will be automatically removed if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in our ownership limits would require an amendment to our charter. Amendments to our charter require the affirmative vote of holders owning a majority of our outstanding common shares. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the REIT without the approval of the board of directors.

        All certificates representing our common shares will bear a legend referring to the restrictions described above.

        All persons who own a specified percentage (or more) of our outstanding common shares must file an affidavit with us containing information regarding their ownership of our common shares, as set forth in the applicable treasury regulations promulgated under the Internal Revenue Code. Under these treasury regulations, the percentage will be set between one-half of 1% and 5%, depending on the number of record holders of our common shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of stock as the board of directors deems necessary to comply with the provisions of the

Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Transfer Agent

        The registrar and transfer agent for our common shares is EquiServe Trust Company, NA.

IX.   DESCRIPTION OF COMMON SHARE WARRANTS

        The Company may issue warrants to purchase its common shares. In this section, the terms "we," "our" and "us" refer to the Company and not the Operating Partnership. These warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

        The applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including, where applicable, the following:

  (1)
  the title of the warrants;

  (2)
  the aggregate number of the warrants;

  (3)
  the price or prices at which the warrants will be issued;

  (4)
  the designation, number and terms of the common shares purchasable upon exercise of the warrants;

  (5)
  the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each security;

  (6)
  the date, if any, on and after which the warrants and the related common shares will be separately transferable;

  (7)
  the price at which each common shares purchasable upon exercise of the warrants may be purchased;

  (8)
  the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

  (9)
  the minimum or maximum number of warrants which may be exercised at any one time;

  (10)
  information with respect to book-entry procedures, if any;

  (11)
  a discussion of certain material federal income tax considerations; and

  (12)
  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

X.    DESCRIPTION OF PREFERRED SHARES

        The Company is authorized to issue 1,000,000 Class A Preferred Shares, 8,000,000 Class B Preferred Shares, 8,000,000 Class C Preferred Shares and 8,000,000 Class D Preferred Shares. As of March 31, 2002, 300,000 Class A Preferred Shares were issued as Series A Cumulative Convertible Redeemable Preferred Shares in the form of 3,000,000 depositary shares. As of March 31, 2002, 80,590 Series A Preferred Shares remain outstanding in the form of 805,897 Series A Depositary Shares. In this section, the terms "we," "our" and "us" refer to the Company and not the Operating Partnership.

        Our Series A Preferred Shares are convertible at the option of the holders into our common shares at a conversion price of $27.75 per common share, subject to adjustment upon the occurrence of certain events. Dividends on the Series A Preferred Shares are cumulative and payable quarterly in an amount per Series A Depositary Share equal to the greater of (i) $1.575 per annum or (ii) the quarterly dividends on the common shares, or portion thereof, into which a Series A Depositary Share is convertible. On and after December 15, 1998, the Series A Preferred Shares may be redeemed at our option, in whole or in part, at a redemption price of $250.00 per share, plus accrued and unpaid dividends, if any.

        Holders of Series A Preferred Shares do not have voting rights except:

  (1)
  whenever dividends on the Series A Preferred Shares are in arrears for six or more consecutive quarterly periods, the holders of Series A Preferred Shares are entitled to vote for the election of two additional directors;

  (2)
  so long as shares of Series A Preferred Shares remain outstanding, the Company must obtain the consent of the holders of Series A Preferred Shares prior to (a) authorizing, creating or issuing capital stock ranking senior to the Series A Preferred Shares with respect to dividend or liquidation rights, or (b) amending, altering or repealing provisions of the Company's Articles of Incorporation, so as to materially and adversely affect the holders of the Series A Preferred Shares; or

  (3)
  as otherwise from time to time required by law.

        In the event of any liquidation of the Company, the holders of Series A Preferred Shares are entitled to a liquidation preference of $250.00 per share, plus accrued and unpaid dividends, if any. The holders of our Series A Preferred Shares have no preemptive rights and are not entitled to the benefit of any sinking fund. Ownership of more than 9.8% of our Series A Preferred Shares (or a lesser amount in certain cases) or more than 4% of our common shares is restricted to preserve our status as a REIT for federal income tax purposes. Conversion of the Series A Preferred Shares into common shares is also restricted to the extent that ownership of our common shares would exceed the REIT ownership limitation as describe above. See "Description of Common Shares—Restrictions on Ownership and Transfer."

        The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter.

General

        Subject to limitations prescribed by North Carolina law and our charter, the board of directors shall determine, in whole or in part, the preferences, limitations and relative rights of any class or series of our preferred shares, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be determined by the board of directors.

        The prospectus supplement relating to the preferred shares offered thereby will include specific terms of any preferred shares offered, including, if applicable:

  (1)
  the title of the preferred shares;

  (2)
  the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

  (3)
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

  (4)
  whether the preferred shares are cumulative or not and, if cumulative, the date from which dividends on the preferred shares shall accumulate;

  (5)
  the procedures for any auction and remarketing, if any, for the preferred shares;

  (6)
  the provision for a sinking fund, if any, for the preferred shares;

  (7)
  the provision for redemption, if applicable, of the preferred shares;

  (8)
  any listing of the preferred shares on any securities exchange;

  (9)
  the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

  (10)
  a discussion of federal income tax considerations applicable to the preferred shares;

  (11)
  any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

  (12)
  the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  (13)
  any limitations on issuance of any series or class of preferred shares ranking senior to or on a parity with such series or class of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  (14)
  any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank, with respect to rights to the payment of dividends and distribution of our assets and rights upon our on, dissolution or winding up:

  (1)
  senior to all classes or series of common shares and to all equity securities ranking junior to the preferred shares stock rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up;

  (2)
  on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up; and

  (3)
  junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up.

        For these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

        Holders of our preferred shares of each series or class shall be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, dividends at rates and on dates and terms as will be set forth in the applicable prospectus supplement.

Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series or class of our preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred shares for which dividends are noncumulative, then the holders of such series or class of preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

        If any preferred shares of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred shares of any other series or class ranking, as to dividends, on a parity with or junior to the preferred shares of that series or class for any period unless:

  (1)
  the series or class of preferred shares has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the preferred shares of such series or class for all past dividend periods and the then current dividend period; or

  (2)
  the series or class of preferred shares does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred shares of such series or class.

        When dividends are not paid in full (or a sum sufficient for the full payment thereof is not set apart) upon the preferred shares of any series or class and the shares of any other series or class of preferred shares ranking on a parity as to dividends with the preferred shares of that series or class, then all dividends authorized on preferred shares of that series or class and any other series or class of preferred shares ranking on a parity as to dividends with that preferred shares shall be authorized pro rata so that the amount of dividends authorized per share on the preferred shares of that series or class and such other series or class of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the preferred shares of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) and such other series or class of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series or class that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless:

  (1)
  in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

  (2)
  in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common shares or other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common shares or any other class or series of shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any common shares or any other shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of our shares stock to preserve our status as a REIT for federal and/or state income tax purposes.

        Any dividend payment made on shares of a series or class of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

        If we properly designate any portion of a dividend as a "capital gain dividend," a holder's share of such capital gain dividend will be an amount which bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of our shares for the year.

Redemption

        If the applicable prospectus supplement so states, the preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

        The prospectus supplement relating to a series or class of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred shares does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series or class is payable only from the net proceeds of the issuance of our shares, the terms of that preferred shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred shares shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

  (1)
  in the case of a the series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

  (2)
  in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred shares shall be redeemed unless all outstanding preferred shares of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class; or

  (3)
  in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

  (4)
  in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred shares of such series or class (then except by conversion into or exchange for stock of ours ranking junior to the preferred shares of that series or class as to dividends and upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class.

        If fewer than all the outstanding preferred shares of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

        Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a preferred share of any series or class to be redeemed at the address shown on our stock transfer books, and notice of redemption will also be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Each notice shall state:

  (1)
  The redemption date;

  (2)
  The number of shares and series or class of the preferred shares to be redeemed;

  (3)
  The redemption price;

  (4)
  The place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for the preferred shares are to be surrendered for payment of the redemption price;

  (5)
  That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

  (6)
  The date on which the holder's conversion rights, if any, as to those shares shall terminate.

        If fewer than all the preferred shares of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, the preferred shares shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of preferred shares of any series or class, the board of directors may fix a record date for the determination of shares of the series or class of preferred shares to be redeemed.

        Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred shares at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those preferred shares would not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

        Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred shares are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred shares in the open market, by tender or by private agreement.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company's affairs, then, before any distribution or payment will be made to the holders of common shares or any other series or class of shares ranking junior to any series or class of the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of that series or class of preferred shares shall be entitled to receive, out of our assets but subject to the preferential rights of the holders of shares of any class or series of our shares ranking senior to such series or class of preferred shares with respect to our distribution of assets of liquidation, dissolution or winding up legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred shares and the corresponding amounts payable on all shares of other classes or series of shares of the Company ranking on a parity with that series or class of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of any series or class of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares ranking junior to that series or class of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

        Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred shares will not have any voting rights.

        Unless provided otherwise for any class or series of preferred shares, so long as any preferred shares remains outstanding, whenever dividends on any preferred shares shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of preferred shares (voting separately as a class with all other class or series of cumulative preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors at a special meeting called by an officer of the company at the request of a holder of the class or series of preferred shares or, if the special meeting is not called by an officer of the company within 30 days, at a special meeting called by a holder of the class or series of preferred shares designated by the holders of record of at least 10% of any class or series of preferred shares so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent meeting until:

  (1)
  if such class or series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and irrevocably set apart for payment or

  (2)
  if such class or series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends are paid or declared and irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

        Unless provided otherwise in the applicable prospectus supplement, for any class or series of preferred shares, so long as any preferred shares remains outstanding, the company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with each class or series of preferred shares that is affected by the following voting separately as a class):

  (1)
  authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or

  (2)
  amend, alter or repeal the provisions of the charter including the articles supplementary for such class or series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

        Under the North Carolina Business Corporation Act, the holders of outstanding Series A Preferred Shares are entitled to vote as a separate voting group (if shareholder voting is otherwise required by that Act and even though the charter provides that such shares are nonvoting shares) on a proposed amendment to our charter if the amendment would affect the Series A Preferred Shares in ways specified in that Act, including an increase or decrease in the number of authorized Series A Preferred Shares, a change in the designation, rights, preferences or limitations of all or part of the Series A Preferred Shares or the creation of a new class of stock having rights or preferences with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the company that are prior, superior or substantially equal to the rights of the Series A Preferred Shares.

Conversion Rights

        The terms and conditions, if any, upon which shares of any class or series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of preferred shares.

Restrictions on Ownership and Transfer

        As discussed above under "Description of Common Shares-Restrictions on Ownership and Transfer," for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. This requirement is referred to as the "five or fewer" requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual or entity constructively owns our stock under the "five or fewer" requirement. Our capital shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Internal Revenue Code. See "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. Taxation of Tanger Factory Outlet Centers, Inc.," "Requirements for Qualification as a Real Estate Investment Trust" and "Income Tests." Therefore, with regards to our charter each class or series of preferred shares will contain provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating thereto, the provisions of our charter relating to the ownership limit for any class or series of preferred shares other than the Series A Preferred Shares, with respect to which the ownership limit differs slightly from that described below, will provide as follows:

        Our preferred share ownership limit provision will provide that, subject to certain exceptions, no holder of preferred shares may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, preferred shares in excess of the lesser of:

  (1)
  9.8% of the preferred shares issued in the offering;

  (2)
  if the preferred shares are convertible into common shares, an amount of preferred shares which, if so converted at a time when all outstanding convertible shares were converted into common shares, would cause any person to own, actually or constructively, common shares in violation of the ownership limit or the existing holder limit;

  (3)
  an amount of preferred shares which would cause five or fewer individuals to own, actually or constructively, more then 49% in value of our outstanding capital shares (in the aggregate); or

  (4)
  an amount of preferred shares which would cause any person (other than Stanley K. Tanger, Steven B. Tanger and certain members of their families and affiliates) to own, actually or constructively, more than 9.8% of the value of our outstanding capital shares (in the aggregate).

        The constructive ownership rules are complex and may cause preferred shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be actually or constructively owned by one individual or entity. As a result, the acquisition of preferred shares (or the acquisition of an interest in any entity which owns our preferred shares or common shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively preferred shares in excess of the preferred share ownership limit.

        To the extent that any person purports to convert preferred shares into common shares in violation of either the ownership limit or the preferred shares ownership limit, and to the extent that any person would own or purport to acquire preferred shares in excess of the preferred shares ownership limit, then, depending upon the circumstances, as set forth below:

  (1)
  the conversion of preferred shares or the purported acquisition of the excess preferred shares would be void;

  (2)
  the preferred shares would be automatically converted to excess preferred shares which have limited economic rights; or

  (3)
  we would automatically redeem the preferred shares.

        Generally, an automatic redemption will occur to prevent a violation of the preferred shares ownership limit that would not have occurred but for a conversion of preferred shares, or a redemption or open market purchase of preferred shares by the Company. In the case of such an automatic redemption, the redemption price of each preferred share redeemed will be (x) if a purported acquisition of preferred shares in which full value was paid for the preferred shares caused the redemption, the price per share paid for the preferred shares or (y) if the transaction that resulted in the redemption was not an acquisition of preferred shares in which the full value was paid for the preferred shares, a price per share equal to the market price of the shares on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed preferred shares (prior to a discovery that the shares have been automatically redeemed by us as described above) will be required to be repaid upon demand.

        A transfer of preferred shares or other event that, if effective, would result in a violation of the preferred shares ownership limit will be null and void. In addition, our charter as heretofore or hereafter amended will provide that preferred stock that would otherwise be actually or constructively owned by a prohibited transferee in excess of the preferred share ownership limit as a result of the transfer or other event, will be automatically exchanged for excess preferred shares, a separate class of preferred shares that will automatically be transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the purported acquisition by the prohibited transferee. While such shares are held in trust, the trustee will have all voting rights with respect to the shares, and all dividends or distributions paid on the shares will be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on capital shares prior to the discovery by us that such shares have been automatically transferred to the trust must, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary).

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the shares held in the trust to a permitted holder who may own such shares without violating the ownership restrictions. Upon such sale, the excess preferred shares will be automatically converted into preferred shares, and the price paid for the shares by any permitted holder will be distributed to the prohibited transferee to the extent of the lesser of:

  (1)
  the price paid by the prohibited transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a prohibited transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred; or

  (2)
  the fair market value of the shares on the date of transfer by the trustee.

        Any proceeds in excess of this amount will be paid to the charitable beneficiary. In addition, we would have the right, during the time period prior to the sale of the excess preferred shares by the trustee, to purchase all or any portion of such shares from the trustee at a price equal to the lesser of:

  (1)
  the price paid by the prohibited transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a prohibited transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred; or

  (2)
  the fair market value of the shares on the date the Company exercise our option to purchase the shares.

        In addition, if the board of directors shall at any time determine in good faith that any person intends to own or acquire, has purported to own or acquire or may own or acquire actual or constructive ownership of any preferred shares in violation of the preferred share ownership limit, the board of directors is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such ownership or acquisition, including, but not limited to:

  (1)
  causing us to redeem the shares at the market price thereof determined on the earlier of the date of such redemption and the date of the purported ownership or acquisition, and upon such other terms and conditions (including limited notice or no notice, except as otherwise required by law) as may be specified by the board of directors in its sole discretion;

  (2)
  refusing to give effect to the ownership or acquisition on our books; or

  (3)
  instituting proceedings to enjoin the ownership or acquisition.

        The board of directors will be entitled to waive the preferred share ownership limit with respect to a particular shareholder if evidence satisfactory to the board of directors and the our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an understanding from the applicant with respect to preserving our REIT status.

        All certificates representing preferred shares will bear a legend referring to the restrictions described above.

        All persons who own a specified percentage (or more) of our outstanding capital shares must file an affidavit with us containing information regarding their ownership of shares as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect, and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

XI.   DESCRIPTION OF DEPOSITARY SHARES

General

        The Company may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred shares, as specified in the applicable prospectus supplement. In this section, the terms "we," "our" and "us" refer to the Company and not the Operating Partnership. Preferred shares of each class or series represented by depositary shares will be deposited under a separate deposit agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares to the preferred shares depositary, we will cause the preferred share depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the following summary is qualified in its entirety by reference thereto.

Dividends and Other Distributions

        The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of the depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

        In the event of a distribution other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with our approval sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

        Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

        Whenever we redeem preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided us shall have paid in full to the preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the related fractional interest of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the automatic redemption of the preferred shares or the automatic conversion of preferred shares into excess preferred shares which are transferred to a charitable trust. See "Description of Preferred Shares Restrictions on Ownership and Transfer."

        After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts are entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting

        Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The preferred share depositary will vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we have agreed to take all reasonable action which may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the number of preferred shares represented by the depositary shares to the extent that it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred share depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fractional interest of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion

        The depositary shares, as such, are not convertible or exchangeable into our common shares or any other securities or property, except in connection with certain conversions in connection with the preservation of our status as a REIT. See "Description of Preferred Shares Restrictions on Ownership and Transfer." Nevertheless, if the preferred shares represented by the depositary shares are specified in the applicable prospectus supplement to be convertible into common shares or other preferred shares, the depositary receipts evidencing such depositary shares may be surrendered by holders thereof to the preferred share depositary with written instructions to the preferred share depositary to instruct us to cause conversion of the preferred shares into whole common shares or other preferred shares (including excess preferred shares), and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

        The depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the Company and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the depositary receipt or deposit agreement, as the case may be, as amended thereby.

        We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred share depositary if:

  (1)
  the termination is necessary to preserve our status as a REIT; or

  (2)
  a majority of each series of preferred shares affected by termination consents to such termination, whereupon the preferred share depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the preferred share depositary with respect to each depositary receipt.

        We have agreed that if the deposit agreement is terminated to preserve the our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

  (1)
  all outstanding depositary shares shall have been redeemed;

  (2)
  there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

  (3)
  all outstanding preferred shares shall have been converted into common shares or other preferred shares.

Charges of Preferred Share Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges, as well as the fees and expenses of the preferred share depositary for any duties requested by such holder to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The preferred share depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred share depositary, any resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred share depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred shares.

        Neither we nor the preferred share depositary will be liable if prevented or delayed, by law or any circumstances beyond its control, from performing its obligations under the deposit agreement. Our obligations, and the preferred share depositary under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or any preferred shares represented thereby unless satisfactory indemnity is furnished. We and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred share depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred share depositary shall be entitled to act on such claims, requests or instructions received from us.

XII.    MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO TANGER FACTORY OUTLET CENTERS, INC. OF ITS REIT ELECTION

        The following is a summary of the federal income tax considerations to us which are anticipated to be material to purchasers of our securities. This summary is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of our securities will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder's particular situation. This discussion does not attempt to address any aspects of federal income taxation relating to holders of the securities. Federal income tax considerations relevant to holders of the securities may be provided in the applicable prospectus supplement relating thereto. You are urged to review the applicable prospectus supplement in connection with the purchase of any of our securities.

        The information in this section is based on:

        — the Internal Revenue Code;

        — current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

        — the legislative history of the Internal Revenue Code;

        — current administrative interpretations and practices of the Internal Revenue Service; and

        — court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received such rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

        You are urged to consult your tax advisor regarding the specific tax consequences to you of:

        — the acquisition, ownership and sale or other disposition of our securities, including the federal, state, local, foreign and other tax consequences;

        — our election to be taxed as a real estate investment trust for federal income tax purposes; and

        — potential changes in the tax laws.

Taxation Of Tanger Factory Outlet Centers, Inc.

General

        We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner. However, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "—Failure to Qualify" on page 57.

        The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of these sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and these rules and treasury regulations.

        Unless we specify otherwise in the applicable prospectus supplement, as a condition of the closing of each offering of equity securities under this prospectus, our tax counsel will render an opinion to the underwriters of the offering to the effect that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. It must be emphasized that this opinion will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus, the applicable prospectus supplement and a factual certificate provided by one of our officers. Our counsel will have no obligation to update its opinion subsequent to its date. Moreover, such qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels and diversity of share ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. See "—Failure to Qualify" on page 57.

        If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We will be required to pay federal income taxes, however, as follows:

        — We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

        — We may be required to pay the "alternative minimum tax" on our items of tax preference.

        — If we have (a) net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

        — We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

        — If we fail to satisfy the 75% or 95% gross income test, as described below, but have maintained our qualification as a real estate investment trust, we will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect our profitability.

        — We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

        — If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of such gain assume that we have made and will make a timely election under the relevant treasury regulations. We have timely filed the election provided by the relevant treasury regulations and we intend to timely file all other similar elections.

Requirements for Qualification as a Real Estate Investment Trust

        The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to evidence beneficial ownership;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

  (4)
  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), specified tax-exempt entities, including pension funds, generally are treated as individuals, except a "look-through" exception applies with respect to pension funds.

        We believe that we have satisfied conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and

(6) above. These stock ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Qualified Real Estate Investment Trust Subsidiaries

        We own a number of properties through wholly owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under Internal Revenue Code Section 856(i). A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items, as the case may be, of the real estate investment trust. Thus, in applying the requirements described in this prospectus, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and such items. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the shares of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's securities or more than 5% of the value of our total assets.

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust.

        — First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) specified types of temporary investments.

        — Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of shares or securities, or (c) any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:

        — the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales;

        — the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an actual or constructive owner of 10% or more of our capital shares, actually or constructively owns 10% or more of the interests in such tenant;

        — if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

        — for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable corporation, which is wholly or partially owned by us and which elects jointly with us to be treated as our "taxable REIT subsidiary," to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

        We do not intend to receive rent which fails to qualify as "rents from real property." However, we may have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent these failures will not, based on the advice of our tax counsel, jeopardize our status as a real estate investment trust.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

        — our failure to meet these tests was due to reasonable cause and not due to willful neglect;

        — we attach a schedule of the sources of our income to our federal income tax return; and

        — any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "Taxation of Tanger Factory Outlet Centers, Inc.—General" on page 50, even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain includes our share of any such gain realized by any partnerships or limited liability companies in which we own an interest or by our qualified REIT subsidiaries. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and other properties. We intend to make occasional sales of our properties as are consistent with our investment objectives. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Asset Tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

        — First, at least 75% of the value of our assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a share offering or a public debt offering with a term of at least five years, but only for the one year period beginning on the date we received such proceeds.

        — Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

        — Third, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        — Fourth, except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test, not more than 5% of the value of our assets may be represented by securities of any one issuer, we may not own more than 10% of any one issuer's outstanding voting securities and we may not own more than 10% of the value of any one issuer's securities. For purposes of the 10% value test, securities do not include straight debt that we own if the issuer is an individual, neither we nor any of our taxable REIT subsidiaries owns any security of the issuer other than straight debt or if the issuer is a partnership, we own at least 20% of a profits interest in the partnership. Straight debt is any written unconditional promise to pay on demand or on a specified date a fixed amount of money if the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors and the debt is not convertible, directly or indirectly, into stock.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

Annual Distribution Requirements

        To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

        — 90% of our "REIT taxable income;" and

        — 90% of our after tax net income, if any, from foreclosure property; minus

        — the excess of the sum of specified items of non-cash income over 5% of our "REIT taxable income". Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation within the ten-year period following our acquisition of such asset, we would be required, to distribute at least 90% of the after-tax gain, if any, recognized by us on the disposition of the asset, to the extent such gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential. To avoid this treatment, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that our "REIT taxable income" will be less than our cash flow due to the allowance for depreciation and other non-cash charges in computing "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable share dividends.

        We may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we would be required to pay a 4% excise tax on the excess of the required distribution over the amount, if any, by which our actual annual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year and any undistributed taxable income from prior periods. Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated as made on December 31 of the prior year. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

        If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax and possibly increased state and local taxes, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our shareholders as a result of the provisions in the Internal Revenue Code. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to quality as a real estate investment trust, shareholders will be required to pay tax on all distributions to them at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership

General

        Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

Entity Classification

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification treasury regulations in effect prior to this date. Such an entity's claimed classification will be respected for all prior periods so long as the entity had a reasonable basis for its claimed classification and certain other requirements are met. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership met the requirements for classification as a partnership under prior law for all periods prior to January 1, 1997 and has claimed and will continue to claim classification as a partnership. Therefore, under the current treasury regulations, the Operating Partnership will be taxed as a partnership.

Tax Allocations With Respect to the Centers

        Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Centers) that is contributed to a partnership in exchange for an interest in the Partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

        In general, the Tanger Family Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Tanger Family Partnership, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "—Annual Distribution Requirements."

        Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Centers initially contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Centers contributed to the Partnership in the future.

        With respect to the Centers initially contributed to the Operating Partnership by the Company, as well as any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

        The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

        If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year for corporations), the distributions and constructive distributions will constitute long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

Sale of the Centers

        The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "—Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "Taxation of Tanger Factory Outlet Centers, Inc.—General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Centers for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Centers (and other shopping centers) and to make such occasional sales of the Centers, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

Other Tax Consequences

        The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

XIII.    PLAN OF DISTRIBUTION

        The Company and the Operating Partnership may offer the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents.

Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the applicable prospectus supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase the securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in each prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except:

        — the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

        — if our securities are being sold to underwriters, the Company or the Operating Partnership, shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

XIV.    EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. for the year ended December 31, 2001,

have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tanger Properties Limited Partnership for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

XV.    LEGAL MATTERS

        Latham & Watkins, New York, New York will pass upon the validity of the securities offered by this prospectus. Any counsel for any underwriters, dealers or agents will rely on Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, North Carolina as to certain matters of North Carolina law.

        In addition, the description of federal income tax consequences contained in this prospectus entitled "Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election" is based upon the opinion of Latham & Watkins.

2,300,000 Shares

Tanger Factory Outlet Centers, Inc.

Common Shares

PROSPECTUS  SUPPLEMENT
December     , 2003

Citigroup
Goldman, Sachs & Co.
Banc of America Securities LLC
UBS Investment Bank

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TABLE OF CONTENTS Prospectus Supplement
Prospectus
PROSPECTUS SUPPLEMENT SUMMARY
Tanger Factory Outlet Centers, Inc.
Charter Oak Acquisition
Property Summary
Other Recent Developments
The Offering
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CAPITALIZATION
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES AND DIVIDENDS
SELECTED FINANCIAL DATA
THE COMPANY
CHARTER OAK ACQUISITION
MANAGEMENT
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF COMMON SHARES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS
Ratio of Earnings to Fixed Charges
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends